UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2024

Everbridge, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37874	26-2919312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive Suite 400
Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (818) 230-9700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVBG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2024, Everbridge, Inc. (“Everbridge” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Emerson Parent, LLC (“Parent”) and Project Emerson Merger Sub, Inc. (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Everbridge (the “Merger”), with Everbridge continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Thoma Bravo Discover Fund IV, L.P. (the “Thoma Bravo Fund”), an investment fund managed by Thoma Bravo, L.P..

The Board of Directors of Everbridge (the “Board”) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Everbridge and its stockholders, and have approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board also resolved to recommend that the stockholders of the Company vote to adopt the Merger Agreement and approve the Merger.

Also on February 4, 2024, in connection with the execution of the Merger Agreement, the Thoma Bravo Fund delivered to Everbridge an equity commitment letter (the “Equity Commitment Letter”) pursuant to which the Thoma Bravo Fund has committed to invest in Parent the cash amounts set forth therein for the purpose of funding up to the full amount of the aggregate merger consideration payable therein. Everbridge is a third party beneficiary of the Equity Commitment Letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of Everbridge, par value $0.001 per share (“Common Stock”), outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of Everbridge who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware) will automatically be converted into the right to receive $28.60 in cash without interest thereon (the “Per Share Price”), subject to applicable withholding taxes.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Common Stock that is vested at the Effective Time, or that vests as a result of the Merger at the Effective Time, will automatically be cancelled and converted into the right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such vested option multiplied by (y) the excess, if any, of (A) the Per Share Price over (B) the exercise price per share of such vested option, without interest thereon and subject to applicable withholding taxes. Each outstanding option to purchase shares of Common Stock that is not vested at the Effective Time will automatically be cancelled and converted solely into the contingent right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such unvested option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of (A) the Per Share Price over (B) the exercise price per share of such unvested option, without interest thereon and subject to applicable withholding taxes, which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested options immediately prior to the Effective Time. Any option to purchase shares of Common Stock, vested or unvested, that has an exercise price per share that is greater than or equal to the Per Share Price will be automatically cancelled at the Effective Time for no consideration or payment.

Pursuant to the Merger Agreement, at the Effective Time, each of the Company’s outstanding restricted stock units subject to time-based vesting (a “Company RSU”) that is vested at the Effective Time, or that vests as a result of the Merger at the Effective Time, will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such vested Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Price, without interest thereon and subject to applicable withholding taxes. Each Company RSU that is not vested at the Effective Time will be automatically cancelled and converted solely into the contingent right to receive an aggregate amount in cash equal to (x) the total number of shares of Common Stock subject to such unvested Company RSU prior to the Effective Time, multiplied by (y) the Per Share Price, without interest thereon and subject to applicable withholding taxes, which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested Company RSU immediately prior to the Effective Time, provided that the terms rendered inoperable by the transactions contemplated by the Merger Agreement will no longer have any force or effect.

Pursuant to the Merger Agreement, at the Effective Time, each of the Company’s outstanding restricted stock units subject to vesting on the basis of time and the achievement of performance targets (a “Company PSU”) that is vested or vests at the Effective Time will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such vested Company PSU immediately prior to the Effective Time, multiplied by (y) the Per Share Price, without interest thereon and subject to applicable withholding taxes. Each Company PSU that is not vested at the Effective Time will be automatically cancelled and converted solely into the contingent right to receive an aggregate amount in cash equal to (x) the total number of shares of Common Stock subject to such unvested Company PSU prior to the Effective Time based on the number of shares that such unvested Company PSU would settle for at target achievement of the applicable performance metrics, multiplied by (y) the

Per Share Price, without interest thereon and subject to applicable withholding taxes (a “Converted PSU Cash Award”), which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested Company PSU immediately prior to the Effective Time, except that in lieu of vesting based on performance metrics, 50% of each Converted PSU Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted PSU Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to continuous service through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the Merger Agreement will no longer have any force or effect.

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of a majority of the voting power of the outstanding shares of Common Stock, (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other specified regulatory approvals and (3) the absence of an order or law preventing the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by each of Everbridge, Parent and Merger Sub, including, among others, covenants by Everbridge regarding the conduct of its business prior to the closing of the Merger.

Beginning as of the date of the Merger Agreement and continuing until 11:59 p.m. Eastern Time on February 29, 2024 (the “Go-Shop Period”), Everbridge has the right to, among other things, (1) solicit alternative acquisition proposals from any third party that has contacted or had material discussions with the Company or its financial advisor regarding a potential acquisition proposal within the six month period prior to the date of the Merger Agreement (each, a “Specified Party”), (2) provide information (including nonpublic information) to any Specified Party in connection therewith pursuant to an acceptable confidentiality agreement, and (3) initiate or continue discussions with any Specified Party in connection therewith. Following the date of the Merger Agreement (or, solely with respect to any Specified Parties, following the Go-Shop Period), Everbridge is subject to customary restrictions on its ability (and the ability of its subsidiaries and representatives) to (1) solicit, initiate, propose or induce the making or knowingly encourage, facilitate or assist alternative acquisition proposals from third parties, (2) subject to certain exceptions, provide nonpublic information relating to Everbridge or any of its subsidiaries to third parties regarding alternative acquisition proposals or (3) engage in discussions or negotiations with, third parties regarding alternative acquisition proposals. In addition, Everbridge has agreed that, subject to certain exceptions, the Board will not withdraw its recommendation that the stockholders of the Company vote to adopt the Merger Agreement and approve the Merger.

Either Everbridge or Parent may terminate the Merger Agreement if (1) the Effective Time has not occurred by August 4, 2024, which may be extended to November 4, 2024 if certain closing conditions related to the receipt of required regulatory approvals have not been satisfied at such time, (2) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order preventing the Merger or (3) the stockholders of the Company fail to adopt the Merger Agreement. Everbridge may terminate the Merger Agreement in certain additional limited circumstances, including to allow Everbridge to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Board withdraws its recommendation that the stockholders of the Company vote to adopt the Merger Agreement.

Upon termination of the Merger Agreement under certain specified circumstances, Everbridge will be required to pay Parent a termination fee (the “Company Termination Fee”) of $40,400,000. Specifically, the Company Termination Fee is payable if (1) the Merger Agreement is terminated in certain circumstances; (2) prior to such termination (but after the date of the Merger Agreement) a proposal for an alternative acquisition transaction has been publicly announced or disclosed and not withdrawn; and (3) within one year of such termination, Everbridge subsequently consummates an alternative acquisition transaction or enters into a definitive agreement providing for an alternative acquisition transaction and such transaction is ultimately consummated. The Company Termination Fee will also be payable in certain circumstances if the Merger Agreement is terminated: (1) by Parent because the Board withdraws its recommendation that the stockholders of the Company vote to adopt the Merger Agreement; or (2) by Everbridge in order to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal. Notwithstanding the foregoing, a lower fee of $20,200,000 will apply with respect to a termination by Everbridge prior to March 10, 2024 to enter into a Superior Proposal received during the Go-Shop Period with a Specified Party.

The Merger Agreement also provides that the Everbridge, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. Subject to limited exceptions, in the event the Merger Agreement is validly terminated, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the Merger Agreement are capped at $101,000,000 plus Reimbursement Obligations (as defined in the Merger Agreement), and the Company’s liability for monetary damages for breaches of the Merger Agreement are capped at the Company Termination Fee plus any Enforcement Expenses (as defined in the Merger Agreement).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. A copy of the Merger Agreement has been included to provide Company stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about Everbridge, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Company stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Company stockholders or other security holders. Company stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to Company stockholders’ right to receive the merger consideration and the right of holders of Company equity awards to receive the consideration provided for such equity awards pursuant to the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Everbridge, Parent, Merger Sub or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Everbridge acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, Everbridge, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the proxy statement that Everbridge will file in connection with the transactions contemplated by the Merger Agreement, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that Everbridge will make with the Securities and Exchange Commission (the “SEC”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

Pursuant to a preexisting succession plan, on February 4, 2024, the Company appointed David Rockvam as Executive Vice President and Chief Financial Officer of the Company, effective immediately. Mr. Rockvam will succeed Patrick Brickley whose last day of employment will be March 15, 2024 after which time he will remain with the Company as a consultant to assist with the transition under the terms of a consulting agreement described below.

Mr. Rockvam, age 54, joins the Company from Riskonnect where he served as Chief Financial Officer. Mr. Rockvam has 25 years of experience across all facets of technology leadership. He has lead finance, investor relations, marketing, and strategy across both public and private technology companies across the risk and security landscape. Before joining Riskonnect in April 2022, Mr. Rockvam was the Chief Financial Officer at Zix from June 2016 to December 2021. Prior to joining Zix, Mr. Rockvam held various leadership positions at Entrust and Nortel Networks.

Mr. Rockvam’s Offer Letter

In connection with Mr. Rockvam’s appointment, the Company entered into an offer letter with Mr. Rockvam on February 4, 2024 (the “Offer Letter”). The material terms of the Offer Letter are as follows: (i) an initial base salary of $420,000 per year; (ii) a one-time sign-on bonus of $500,000 repayable by Mr. Rockvam if he voluntarily resigns or is terminated for “cause”, during the twelve (12)-month period following his first day of employment; (iii) eligibility for an annual, performance-based cash bonus with a target bonus percentage of 75% of his base salary and (iv) eligibility to participate in the Company’s executive severance plan and other employee benefit, welfare and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company.

In addition, pursuant to the Offer Letter, the Company will grant Mr. Rockvam an initial grant of 115,000 Company RSUs and 115,000 Company PSUs. The Company RSUs will vest over four years with 25% vesting after year one and quarterly thereafter. The Company PSUs will vest based on performance measures determined by the Board at the time of grant. Upon the occurrence of the Effective Time, 55,000 of the Company PSUs will be forfeited for no consideration, and the remainder will be treated in the same manner as other Company PSUs under the Merger Agreement, as described above.

The grants will be awarded under the Company’s 2016 Equity Incentive Plan and will be subject to substantially similar terms as the terms of the Company’s executive severance plan and standard form of award agreement. It is expected that the Company RSUs and Company PSUs will be granted in the first quarter of 2024, in each case subject to Mr. Rockvam being an employee of the Company on the date of grant.

Mr. Brickley’s Departure and Consulting Agreement

Mr. Brickley’s departure constitutes a “qualifying termination” for purposes of the Company’s executive severance plan. Additionally, as discussed above, on February 4, 2024, Mr. Brickley entered into a consulting agreement with the Company (the “Consulting Agreement”). The term of the Consulting Agreement begins on February 17, 2024 and ends on December 31, 2024, unless terminated earlier by the Company for “cause”. Pursuant to the Consulting Agreement, Mr. Brickley will receive $5,000 per month, with a daily rate of $1,500 for any day in which services are performed after having reached twenty (20) hours in the applicable month. In addition, consistent with the terms of the Company’s 2016 Equity Incentive Plan and related forms of agreement, all unvested equity awards previously granted by Everbridge to Mr. Brickley will continue to vest during the term of the consulting agreement in accordance with their terms.

Item 8.01. Other Events.

On January 31, 2024, the Company entered into a settlement agreement (the “Settlement Agreement”) with respect to a previously disclosed lawsuit filed in the United Kingdom Commercial Court against the Company and Everbridge Holdings Limited, a wholly-owned subsidiary of the Company, by certain former shareholders of The Anvil Group (International) Limited, Anvil Worldwide Limited and The Anvil Group Limited. Under the terms of the Settlement Agreement, the Company paid $25,000,000 to settle the claims.

On February 5, 2024, Everbridge and Parent issued a Joint Press Release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated February 4, 2024 among Project Emerson Parent, LLC, Project Emerson Merger Sub, Inc. and Everbridge, Inc.*

99.1	Joint Press Release, dated February 5, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Everbridge will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Everbridge may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger, Everbridge intends to file a proxy statement on Schedule 14A (the “proxy statement”). After the proxy statement has been declared effective by the SEC, the proxy statement will be delivered to stockholders of Everbridge. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF EVERBRIDGE ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement (when available) and other documents filed by Everbridge with the SEC, without charge, through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by Everbridge will be available free of charge under the SEC Filings heading of the Investor Relations section of the Company’s website ir.everbridge.com.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the Merger. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Everbridge management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Everbridge. These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement entered into in connection with the proposed transaction; the possibility that Everbridge stockholders may not approve the proposed transaction; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Everbridge; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Everbridge to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Everbridge Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, Current Reports on Form 8 K and other filings made by the Company from time to time with the SEC. These filings, when available, are available on the investor relations section of the Everbridge website at https://ir.everbridge.com or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Everbridge presently does not know of or that Everbridge currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. Everbridge assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

PARTICIPANTS IN THE SOLICITATION

Everbridge and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about its directors and executive officers is set forth in the Everbridge Annual Report on Form 10-K for the year ended December 31, 2022 and the proxy statement for the Everbridge 2023 Annual Meeting of Stockholders, which were filed with the SEC on February 24, 2023 and April 13, 2023, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant materials to be filed with the SEC regarding the proposed Merger when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everbridge, Inc.

Dated: February 5, 2024	By:	/s/ David Wagner
David Wagner
President & Chief Executive Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PROJECT EMERSON PARENT, LLC,

PROJECT EMERSON MERGER SUB, INC.

and

EVERBRIDGE, INC.

Dated February 4, 2024

-i-

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		44
4.1	Organization; Good Standing	44
4.2	Power; Enforceability	44
4.3	Non-Contravention	44
4.4	Requisite Governmental Approvals	45
4.5	Legal Proceedings; Orders	45
4.6	Ownership of Company Capital Stock	45
4.7	Brokers	45
4.8	No Parent Vote or Approval Required	45
4.9	Financing	45
4.10	Solvency	46
4.11	Absence of Stockholder and Management Arrangements	47
4.12	No Foreign Person	47
4.13	Exclusivity of Representations and Warranties	47

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		48
5.1	Affirmative Obligations	48
5.2	Forbearance Covenants	49
5.3	Process Related to Affirmative Obligations and Forbearance Covenants	52
5.4	Specified Party Go-Shop Period & No Solicitation of Acquisition Proposals	52
5.5	No Control of the Other Party’s Business	57

ARTICLE VI ADDITIONAL COVENANTS		58
6.1	Efforts; Required Action and Forbearance	58
6.2	Antitrust Filings and Foreign Direct Investment Laws	58
6.3	Proxy Statement and Other Required SEC Filings	60
6.4	Company Stockholder Meeting	62
6.5	Equity Financing	63
6.6	Financing Cooperation	64
6.7	Anti-Takeover Laws	67
6.8	Information Access During the Pre-Closing Period	67
6.9	Section 16(b) Exemption	68
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	68
6.11	Employee Matters	70
6.12	Obligations of Merger Sub	71
6.13	Notification of Certain Matters	71
6.14	Public Statements and Disclosure	72
6.15	Transaction Litigation	72
6.16	Stock Exchange Delisting; Deregistration	73
6.17	Additional Agreements	73
6.18	Convertible Notes; Capped Call Transactions	73
6.19	Parent Vote at Merger Sub	74
6.20	Conduct of Business by Parent and Merger Sub	74
6.21	Prohibition on Certain Discussions	75
6.22	Repatriation	75

ARTICLE VII CONDITIONS TO THE MERGER		75
7.1	Conditions to Each Party’s Obligations to Effect the Merger	75
7.2	Conditions to the Obligations of Parent and Merger Sub	76
7.3	Conditions to the Company’s Obligations to Effect the Merger	77

ARTICLE VIII TERMINATION		77
8.1	Termination	77
8.2	Manner and Notice of Termination; Effect of Termination	79
8.3	Fees and Expenses	79

-ii-

ARTICLE IX GENERAL PROVISIONS		82
9.1	Survival of Representations, Warranties and Covenants	82
9.2	Notices	82
9.3	Amendment	83
9.4	Extension; Waiver	84
9.5	Assignment	84
9.6	Confidentiality	84
9.7	Entire Agreement	84
9.8	Third-Party Beneficiaries	85
9.9	Severability	85
9.10	Remedies	85
9.11	Governing Law	86
9.12	Consent to Jurisdiction	86
9.13	WAIVER OF JURY TRIAL	87
9.14	Counterparts	87
9.15	No Limitation	87
9.16	Non-recourse	88

-iii-

EXHIBITS

Exhibit A  Form of Certificate of Incorporation of the Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated February 4, 2024, and is among Project Emerson Parent, LLC, a Delaware limited liability company (“Parent”), Project Emerson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Everbridge, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, (the “Merger”)), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

B. Each of the board of managers of Parent and the board of directors of Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein and the board of directors of Merger Sub has declared this Agreement advisable; (iii) in the case of Merger Sub, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) in the case of Merger Sub, recommended that Parent vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “2024 Convertible Notes” means the Company’s 0.125% convertible senior notes due 2024 issued under the 2024 Convertible Notes Indenture.

(b) “2024 Convertible Notes Indenture” means the Indenture, dated as of December 13, 2019, by and between the Company and the Trustee.

(c) “2026 Convertible Notes” means the Company’s 0% convertible senior notes due 2026 issued under the 2026 Convertible Notes Indenture.

(d) “2026 Convertible Notes Indenture” means the Indenture, dated as of March 11, 2021, by and between the Company and the Trustee.

(e) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that is either (i) in effect as of the execution of this Agreement or (ii) executed after the execution of this Agreement; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of this Agreement, the provisions contained therein relating to the confidential treatment of information and use thereof are not materially less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal.

(f) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to the Company or the Company Board (or any committee thereof) to engage in an Acquisition Transaction.

(g) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates) of assets constituting or accounting for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole) pursuant to which any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates) would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(h) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(i) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).

(j) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(k) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of Boston is closed.

(l) “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(m) “Capitalization Date” means 5:00 p.m., Eastern time, on February 1, 2024.

(n) “Capped Call Documentation” means (i) the letter agreements Re: Base Call Option Transaction, each dated as of December 10, 2019, between the Company and each of J.P. Morgan Chase Bank, National Association, Goldman Sachs & Co. LLC and Nomura Global Financial Products Inc., each as supplemented by the side letters, each dated as of December 10, 2019, each as amended by the call option amendment agreements, each dated as of March 11, 2021, (ii) the letter agreements Re: Additional Call Option Transaction, each dated as of December 16, 2019, between the Company and each of J.P. Morgan Chase Bank, National Association, Goldman Sachs & Co. LLC and Nomura Global Financial Products Inc., each as supplemented by the side letters, each dated as of December 16, 2019, each as amended by the call option amendment agreements, each dated as of March 11, 2021, (iii) the letter agreements Re: Base Call Option Transaction, each dated as of March 8, 2021, between the Company and each of Bank of Montreal, Deutsche Bank AG, London Branch, J.P. Morgan Chase Bank, National Association and Wells Fargo Bank, National Association, and (iv) the letter agreements Re: Additional Call Option Transaction, each dated as of March 9, 2021, between the Company and each of Bank of Montreal, Deutsche Bank AG, London Branch, J.P. Morgan Chase Bank, National Association and Wells Fargo Bank, National Association.

(o) “Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

(p) “Certificate of Merger” means the certificate of merger, in such form as is determined by the Parties and in accordance with the DGCL.

(q) “Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement.

(r) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(s) “Code” means the Internal Revenue Code of 1986.

(t) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase or other equity-based award (including the Company Equity-Based Awards), performance award, incentive compensation, profit sharing, savings, retirement, pension, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination pay, post-employment or retiree benefits, retention, transaction, stay bonus, change of control compensation, and other fringe, welfare or other benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) that is sponsored, maintained or contributed to (or required to be contributed to) for the benefit of any Service Provider or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any current liability, contingent or otherwise, other than offer letters made pursuant to the Company’s standard form of offer letter as made available to Parent that may be terminated by the Company without notice and do not contain any severance.

(u) “Company Board” means the Board of Directors of the Company.

(v) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(w) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(x) “Company Equity Plans” means the compensatory plans set forth in Section 1.1(x) of the Company Disclosure Letter that provide for the issuance of any Company Equity-Based Awards.

(y) “Company Equity-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits, payments or equity or equity-based awards, in each case, measured in whole or in part by, exercisable for, or measured by reference to, the value of a number of shares of Company Common Stock granted pursuant to the Company Equity Plans, a Company Benefit Plan (including Company RSUs, Company PSUs and Company Options) or otherwise, other than purchase rights under the ESPP.

(z) “Company Financial Advisor” means Qatalyst Partners LP.

(aa) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(bb) “Company Material Adverse Effect” means any change, event, condition, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following Effects, and no Effects arising out of, relating to or resulting from the following (in each case, by themselves or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii) conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other country; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business, or changes in such conditions (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv) regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v) any geopolitical conditions, cyberattack, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii) pandemics (including the COVID-19 pandemic), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures) in the United States or any other country or region in the world;

(viii) any Effect with respect to COVID-19 or any COVID-19 Measures;

(ix) inflation or any changes in the rate of increase or decrease of inflation (in each case, except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(x) the development, continuation or worsening of supply chain disruptions affecting the industry in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xi) the negotiation, execution, delivery, announcement or performance of this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person (except that this clause (xi) shall not apply to representations and warranties that specifically address the consequences of the entry into this Agreement or the consummation of the Merger);

(xii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(xiii) any action expressly required to be taken pursuant to this Agreement, any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of this Agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any reasonable action restricted or prohibited by this Agreement;

(xiv) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event);

(xv) changes in the price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvi) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or public estimates, forecasts, predictions, budgets, plans, projections or expectations of the Company’s revenue, earnings, financial performance, results of operations or other financial or operating metrics for any period (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvii) the availability or cost of equity, debt or other financing to Parent, Merger Sub or any of their respective Affiliates;

(xviii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Merger, including any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock;

(xix) the identity of, or any facts or circumstances relating to, Investor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the respective plans or intentions of the foregoing with respect to the Company or its business;

(xx) any matter set forth in the Company Disclosure Letter; or

(xxi) any breach by Parent or Merger Sub of this Agreement.

(cc) “Company Options” means any outstanding compensatory options to purchase shares of Company Common Stock, granted pursuant to any of the Company Equity Plans or otherwise, other than the purchase rights under ESPP. For the avoidance of doubt, Company Options shall not include the Capped Call Transactions.

(dd) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(ee) “Company Registered Intellectual Property” means all of the Company Intellectual Property that is Registered Intellectual Property.

(ff) “Company Related Parties” means, collectively, (i) the Company and its Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(gg) “Company Software” means computer software (including authored by or for the Company or any of its Subsidiaries (including any owned software)) that embodies Company Intellectual Property.

(hh) “Company Stockholders” means the holders of shares of Company Capital Stock.

(ii) “Company Termination Fee” means an amount in cash equal to $40,400,000.

(jj) “Confidentiality Agreement” means the confidentiality letter agreement, dated November 18, 2023, between the Company and Thoma Bravo, L.P.

(kk) “Consent” means any consent, approval, clearance, waiver, Permit or order.

(ll) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(mm) “Contract” means any express, legally binding contract, lease, license, indenture, note, bond, agreement or other instrument. For purposes hereof, a task, purchase, statement of work, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

(nn) “Convertible Notes” means, collectively, the 2024 Convertible Notes and the 2026 Convertible Notes.

(oo) “Convertible Notes Indentures” means, collectively, the 2024 Convertible Notes Indenture and the 2026 Convertible Notes Indenture.

(pp) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(qq) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, workforce reduction, shut down, closure, sequester, safety or similar Law, directive, guideline,

response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.

(rr) “Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

(ss) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(tt) “Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.

(uu) “DGCL” means the General Corporation Law of the State of Delaware.

(vv) “DOJ” means the United States Department of Justice.

(ww) “DPA” means the Defense Production Act of 1950.

(xx) “DTC” means the Depository Trust Company.

(yy) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker or public health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(zz) “ERISA” means the Employee Retirement Income Security Act of 1974.

(aaa) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(bbb) “ESPP” means the Company’s 2016 Employee Stock Purchase Plan, as amended.

(ccc) “Exchange Act” means the Securities Exchange Act of 1934.

(ddd) “Excluded Information” means any (i) financial statements of the Company or its Subsidiaries other than the historical financial statements set forth in Section 6.6(a)(iv)(A) and Section 6.6(a)(iv)(B); (ii) risk factors related to, or any description of, all or any component of the Debt Financing, including amounts, interest rates, dividends, fees and expenses related thereto, (iii) a “description of notes,” “plan of distribution,” and other information customarily provided by the Debt Financing Sources or their counsel or advisors; (iv) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (v) other information required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X, Compensation Discussion and Analysis or any other information required by Item 402 of Regulation S-K, any other information required by Items 10 through 14 of Form 10-K or XBRL exhibits or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; and (v) other information that is not reasonably available to the Company under its current reporting systems or that the Company does not maintain in the ordinary course of business or that is not reasonably available to the Company without undue effort or expense.

(eee) “Excluded Party” means any Specified Party (i) from whom the Company or any of its Representatives receives a written Acquisition Proposal after the execution and delivery of this Agreement and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal the Company Board (or a committee thereof) determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its financial advisor and outside legal counsel, either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; provided, however, that a Specified Party shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Specified Party) if (1) such Acquisition Proposal is withdrawn by such Specified Party or (2) such Acquisition Proposal, in the good faith determination of the Company Board (or a committee thereof), after consultation with its financial advisor and outside legal counsel, no longer constitutes a Superior Proposal or would no longer reasonably likely to lead to a Superior Proposal. For the avoidance of doubt, no Person other than a Specified Party shall be deemed to be an Excluded Party.

(fff) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(ggg) “Foreign Direct Investment Law” means any foreign direct investment law, or similar applicable law, that provides for national security reviews in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

(hhh) “FTC” means the United States Federal Trade Commission.

(iii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jjj) “Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Authority on the other hand or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(kkk) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational, or any arbitrator or arbitral body (public or private), to the extent such arbitrator or arbitral body has binding authority over the applicable party.

(lll) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(mmm) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” (or words with similar meaning) including petroleum and petroleum products and per- and polyfluoroalkyl substances.

(nnn) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(ooo) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables), including any earn-out or other similar contingent payment obligations; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type descried in clauses (i) through (v); (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) reimbursement obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations, solely to the extent drawn.

(ppp) “Intellectual Property” means the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship (“Copyrights”); (iii) (A) trademarks, trade names, logos, service marks, trade dress, internet domain names and social media accounts, and (B) registrations and applications therefor and corresponding rights in indicia of origin ((A) and (B), “Marks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); and (v) any similar, corresponding or equivalent rights to any of the foregoing.

(qqq) “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known or reasonably foreseeable by the Company Board, in each case based on facts known to the Company Board as of the date of this Agreement, or if known to or reasonably foreseeable by the Company Board, the material consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal; or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or public projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company or any of its securities (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred).

(rrr) “IRS” means the United States Internal Revenue Service.

(sss) “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of the date of this Agreement of the individuals set forth on Section 1.1(sss) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports primarily responsible for such matters. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Mark or other Intellectual Property clearance searches. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(ttt) “Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or stock exchange listing requirement.

(uuu) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, complaint, audit, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

(vvv) “Lookback Date” means January 1, 2022.

(www) “Material Contract” means any of the following Contracts in effect as of the date of this Agreement:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) the IP Contracts;

(iii) any Contract (A) containing any covenant materially limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material line of business or any geographical area, including pursuant to a “most favored nation” or exclusivity provision, (B) provides for any other “exclusivity” requirement in favor of any third party or (C) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of clause (A)–(C), for (x) any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (y) any Contracts, restrictions, requirements and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to the disposition or acquisition of assets (including capital stock of any Subsidiary of the Company) by the Company or any of its Subsidiaries with a value greater than $10,000,000 after the date of this Agreement other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after the date of this Agreement;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi) any Contract that involves a joint venture;

(vii) any Company Equity-Based Awards that materially deviate from the form made available in the Company SEC Reports or that provide any single or double trigger acceleration provisions that would be triggered in connection with the Merger;

(viii) any contract for the employment on a full-time, part-time, consulting or other basis providing for annual cash on target compensation in excess of $550,000;

(ix) any Labor Agreement;

(x) any Contract that is with (A) each of the ten largest customers of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) by annual recurring revenue as of December 31, 2023 and (B) each of the ten largest commercial vendors of the Company and its Subsidiaries, taken as a whole (the “Material Vendors”), by total spend for the twelve-month period ended December 31, 2023;

(xi) any Contract that is an agreement in settlement of a dispute or Legal Proceeding (including with any Governmental Authority) that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement or such Contract that requires the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement;

(xii) any Contract that obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $10,000,000;

(xiii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries; and

(xiv) any Contract that provides for (A) indemnification by the Company or any of its Subsidiaries of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; or (B) accelerated vesting in connection with a change of control, including the transactions contemplated hereunder (including as a result of any termination of employment following a change of control, including the transactions contemplated hereunder).

(xxx) “NASDAQ” means the Nasdaq Global Select Market.

(yyy) “NISPOM Rule” means the National Industrial Security Program Operating Manual Rule as codified in 32 C.F.R. Part 117.

(zzz) “Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Authority.

(ttt) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(uuu) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or Investor; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates (other than Parent, Merger Sub or Investor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Investor.

(vvv) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

(www) “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; (x) any other liens that do not secure a liquidated amount or indebtedness for borrowed money, that have been incurred or suffered in the ordinary course of business, and that would not have a Company Material Adverse Effect; (xi) statutory, common law or contractual liens of landlords under real property leases; (xii) liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xiii) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries; (xiv) liens securing obligations under Indebtedness so long as there is no event of default under such Indebtedness; (xv) other than with respect to Company Intellectual Property, such other liens, encumbrances or imperfections that do not materially detract from the value of or materially impair the use of the asset or property affected by such lien, encumbrance or imperfection; and (xvi) liens discharged at or prior to the Effective Time.

(xxx) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(yyy) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(zzz) “Registered Intellectual Property” means all (i) Patents; (ii) registered and applied-for Marks; and (iii) registered Copyrights.

(aaaa) “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(bbbb) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, financing sources, representatives and advisors of a Party.

(cccc) “Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under applicable Trade Controls (including Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic of Ukraine).

(dddd) “Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under Trade Controls including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions-or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions-or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or, otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of or Person located, ordinarily resident or organized under the laws of a Sanctioned Country.

(eeee) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ffff) “SEC” means the United States Securities and Exchange Commission.

(gggg) “Securities Act” means the Securities Act of 1933.

(hhhh) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(iiii) “Specified Party” means any Person (other than Parent and its Representatives) that contacted the Company or the Company Financial Advisor, or the Company or the Company Financial Advisor otherwise had material conversations or discussions with, in each case, regarding a potential Acquisition Proposal within the six (6) months prior to the date of this Agreement.

(jjjj) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(kkkk) “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(llll) “Systems” means the software, hardware, servers, hosting facilities, systems and other information technology infrastructure and assets used or relied on by or for the benefit of the Company or any of its Subsidiaries. Systems shall include the Company Software.

(mmmm) “Tax” means all U.S. federal, state, local, and non-U.S. taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, however denominated, whether disputed or not.

(nnnn) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(oooo) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Equity Commitment Letter and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(pppp) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates (including, for the avoidance of doubt, with the parties to the Equity Commitment Letter), related to this Agreement, the Transaction Documents or the Merger.

(qqqq) “Trustee” means U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association.

(rrrr) “Unaudited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of September 30, 2023, set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended September 30, 2023.

(ssss) “Willful Breach” means a breach that is a consequence of an intentional act deliberately undertaken or intentionally omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, result in or constitute a breach of the relevant covenant or agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Bribery Laws	3.22(c)
Benefits Period	6.11(b)
Certificates	2.9(c)(i)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.4(d)(i)
Company Disclosure Letter	1.4
Company Liability Limitation	8.3(e)(ii)
Company Relevant Persons	3.22(b)
Company PSU	2.8(b)(i)
Company RSU	2.8(a)(i)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Converted Cash Award	2.8(a)(ii)
Copyrights	1.1(ppp)
Covenant Exceptions	5.1(a)
Current Purchase Period	2.8(f)
Debt Financing	6.6(a)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)
Effect	1.1(bb)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Limitations	3.2

Term	Section Reference
Enforcement Expenses	8.3(d)
Equity Commitment Letter	4.9(a)
Equity Financing	4.9(a)
Event Notice Period	5.4(e)(i)(2)
Exchange Fund	2.9(b)
Excluded Benefits	6.11(b)
Financing	6.6(a)
Indemnified Persons	6.10(a)
International Employee Plans	3.19(j)
Investor	4.9(a)
IP Contracts	3.16(d)
Labor Agreements	3.20(a)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(ppp)
Material Customers	1.1(www)(x)
Material Vendors	1.1(www)(x)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Stockholder Approval	6.19
New Plans	6.11(c)
Non-Cooperation Notice	6.6(b)
Notice Period	5.4(e)(ii)(3)
OFAC	1.1(cccc)
Old Plans	6.11(c)
Other Required Company Filing	6.3(e)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Liability Limitation	8.3(e)(i)
Party	Preamble
Patents	1.1(ppp)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Personal Information	3.17(a)
Privacy and Data Security Requirements	3.17(a)
Processing	3.17(a)
Proxy Statement	6.3(a)
Reimbursement Obligations	6.6(f)
Required Permits	3.21
Requisite Stockholder Approval	3.4
Security Breach	3.17(b)
Specified Foreign Direct Investment Law	6.2(a)
Surviving Corporation	2.1
Tail Policy	6.10(c)
Termination Date	8.1(c)
Trade Controls	3.22(b)
Trade Secrets	1.1(ppp)
Uncertificated Shares	2.9(c)(ii)
Unvested Company Option	2.8(c)(ii)
Unvested Company PSU	2.8(b)(ii)

Term	Section Reference
Unvested Company RSU	2.8(a)(ii)
UPE	6.2(a)
Vested Company Option	2.8(c)(i)
Vested Company Option Consideration	2.8(c)(i)
Vested Company PSU	2.8(b)(i)
Vested Company PSU Consideration	2.8(b)(i)
Vested Company RSU	2.8(a)(i)
Vested Company RSU Consideration	2.8(a)(i)
WARN Act	3.20(b)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(h) References to Persons. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent.

(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Boston, Massachusetts.

(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action (other than any action described in Section 5.4) must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.28 and Section 4.13 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being (i) posted to the virtual data room managed by the Company in connection with the Merger prior to 12:00 p.m., Eastern Time, on the date of this Agreement or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database prior to 12:00 p.m., Eastern Time, on the date of this Agreement.

(x) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries that is materially consistent with past practice.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur remotely via the electronic exchange of documents, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Surviving Corporation will be amended and restated to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of the Surviving Corporation being “Everbridge, Inc.”), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties will use reasonable best efforts to take all necessary actions so that, at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, if any) will be automatically converted into the right to receive cash in an amount equal to $28.60, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder who has (A) neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing and (B) properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 but instead will be entitled only to such rights as are granted by Section 262 of the DGCL. Such Company Stockholder will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, such Company Stockholder fails to perfect, effectively withdraws or waives, or otherwise loses such holder’s right to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price in accordance with this Agreement and will not thereafter be deemed to be Dissenting Company Shares.

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of any Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of any Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Company RSUs.

(i) Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit subject to time-based vesting (each, a “Company RSU”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company RSU Consideration”). Following the Effective Time, no such Vested Company RSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of a Vested Company RSU shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company RSU Consideration in exchange for such Vested Company RSU in accordance with this Section 2.8(a)(i).

(ii) Unvested Company RSUs. At the Effective Time, each outstanding Company RSU under the applicable Company Equity Plan that is not a Vested Company RSU (each, an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation an amount in cash (without interest) (a “Converted Cash Award”) equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, provided that terms rendered inoperable by the transactions contemplated by the Transaction Documents will no longer have any force or effect. Following the Effective Time, no such Unvested Company RSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of an Unvested Company RSU shall cease to have any rights with respect thereto, except for the right (if any) to receive a Converted Cash Award in exchange for such Unvested Company RSU in accordance with this Section 2.8(a)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(b) Company PSUs.

(i) Vested Company PSUs. At the Effective Time, each outstanding performance stock unit subject to vesting on the basis of time and the achievement of performance targets (each, a “Company PSU”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company PSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Vested Company PSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company PSU Consideration”). Following the Effective Time, no such Vested Company PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of a Vested Company PSU shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company PSU Consideration in exchange for such Vested Company PSU in accordance with this Section 2.8(b)(i).

(ii) Unvested Company PSUs. At the Effective Time, each outstanding Company PSU under the applicable Company Equity Plan that is not a Vested Company PSU (each, an “Unvested Company PSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time based on the number of shares that the applicable Unvested Company PSU would settle for at target achievement of the applicable performance metrics multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company PSU immediately prior to the Effective Time, except that in lieu of vesting based on performance metrics, 50% of each Converted Cash Award will instead vest at target achievement at the end of the fiscal quarter which ends immediately after the second anniversary of the date of grant, and 50% of each Converted Cash Award will vest at target achievement at the end of the fiscal quarter which ends immediately after the third anniversary of the date of grant, subject in each case to Continuous Service (as such term is defined in the Company’s 2016 Equity Incentive Plan) through the applicable vesting date(s), and provided that terms rendered inoperable by the transactions contemplated by the Transaction Documents will no longer have any force or effect. Following the Effective Time, no such Unvested Company PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of an Unvested Company PSU shall cease to have any rights with respect thereto, except for the right (if any) to receive a Converted Cash Award in exchange for such

Unvested Company PSU in accordance with this Section 2.8(b)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(c) Company Options.

(i) Vested Company Options. At the Effective Time, each outstanding Company Option that is vested at the Effective Time, or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company Option”), will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash, equal in value to (A) the total number of shares of Company Common Stock subject to the Vested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company Option Consideration”). For the avoidance of doubt, any Vested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person. Following the Effective Time, no Vested Company Option shall remain outstanding, and each former holder of a Vested Company Option shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company Option Consideration in exchange for such Vested Company Option in accordance with this Section 2.8(c)(i).

(ii) Unvested Company Options. At the Effective Time, each outstanding Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal in value to (A) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Unvested Company Option, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company Option immediately prior to the Effective Time. For the avoidance of doubt, any Unvested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person. Following the Effective Time, no Unvested Company Option shall remain outstanding, and each former holder of an Unvested Company Option shall cease to have any rights with respect thereto, except for the right (if any) to receive the Converted Cash Award in exchange for such Unvested Company Option in accordance with this Section 2.8(c)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(d) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Vested Company RSU Consideration owed to all holders of Vested Company RSUs, (ii) Vested Company PSU Consideration owed to all holders of Vested Company PSUs and (iii) Vested Company Option Consideration owed to all holders of Vested Company Options. As promptly as reasonably practicable following the Closing Date, but in no event later than the later of fifteen (15) days after the Effective Time and the first regularly scheduled payroll date following the Closing Date, the applicable former holders of Vested Company Options, Vested Company RSUs and Vested Company PSUs will receive a payment from the Surviving Corporation or applicable Subsidiary, through its payroll system or payroll provider, of the Vested Company Option Consideration, Vested Company RSU Consideration and Vested Company PSU Consideration required to be paid to such former holders pursuant to this Section 2.8. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company RSUs, Vested Company PSUs or Vested Company Options pursuant to this Section 2.8 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then Parent shall, or shall cause the Surviving Corporation or the Paying Agent to, issue a check for such payment to such holder, which check will be sent by overnight courier to such holder as soon as reasonably practicable following the Effective Time. Parent shall, or shall cause the Surviving Corporation to, pay any portion of a Converted Cash Award that vests to the applicable holder thereof as soon as reasonably practicable, but no later than 30 days following the date on which such portion vests.

(e) Necessary Further Actions. The Company will take all action within its power and authority reasonably necessary to effect the cancellation, conversion and/or assumption (as the case may be) of Company Equity-Based Awards as of the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Subject to obtaining any required consents from the holders thereof, all Company Equity-Based Awards and all Company Equity Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).

(f) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company will take all actions necessary to, (A) provide that no new individuals will be permitted to enroll in the ESPP following the date of this Agreement; (B) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (C) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect on the date of this Agreement from those in effect on the date of this Agreement; (D) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP, but otherwise not issue any Company Common Stock under the ESPP; (E) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the date of this Agreement, and if the Effective Time would otherwise occur before the end of the current purchase period under the ESPP (the “Current Purchase Period”), the Company will shorten the Current Purchase Period as of a specified trading day at least ten (10) days prior to the date on which the Effective Time occurs and (F) not extend the Current Purchase Period. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP and no further rights shall be granted or exercised under the ESPP thereafter.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the

Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore, or cause to be replaced or restored, the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit of loss in lieu of a Certificate as provided in Section 2.11)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note About Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter (it being acknowledged and agreed that nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.6 or Section 3.12(a)), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The

Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, (a) the Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and any Transaction Document to which it is a party; (ii) perform its covenants and obligations under this Agreement and any Transaction Document to which it is a party; and (iii) subject to receiving the Requisite Stockholder Approval, consummate the Merger; and (b) the execution and delivery of this Agreement and any Transaction Document to which it is a party by the Company, the performance by the Company of its covenants and obligations under this Agreement and any Transaction Documents to which it is a party, and, subject to receiving the Requisite Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL (clause (v), the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date hereof and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliate) is fair, from a financial point of view, to such holders. It is hereby understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (voting together as a single class) entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is required pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock and Related Matters.

(i) Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock; and (B) 10,000,000 shares of Company Preferred Stock. As of the Capitalization Date, the Company has reserved 2,665,455 shares of Company Common Stock for issuance pursuant to the Company Equity Plans.

(ii) Current Capitalization. As of the Capitalization Date, (A) 41,320,790 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) no shares of Company Common Stock were held by the Company as treasury shares; (D) Company RSUs representing the right to receive up to 1,958,038 shares of Company Common Stock were outstanding; (E) Company PSUs representing the right to receive up to 867,747 shares of Company Common Stock assuming performance conditions were satisfied at the highest level of performance were outstanding; (F) 63,870 shares of Company Common Stock were issuable on exercise of outstanding Company Options (which have a weighted average exercise price of $30.83 per share of Company Common Stock); (G) 1,285,915 shares of Company Common Stock were reserved for issuance pursuant to the ESPP; (H) $63,459,000 aggregate principal amount of 2024 Convertible Notes (with a conversion rate as of the date hereof equal to 8.8999 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2024 Convertible Notes Indenture) were issued and outstanding; and (I) $300,276,000 aggregate principal amount of 2026 Convertible Notes (with a conversion rate as of the date hereof equal to 5.5341 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2026 Convertible Notes Indenture) were issued and outstanding.

(iii) Validity; No Other Issuances. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights, calls or rights of first refusal or similar rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company Equity-Based Awards granted prior to the date of this Agreement.

(b) Company Equity Awards. Section 3.7(b) of the Company Disclosure Letter sets forth as of the Capitalization Date a complete and accurate list of each outstanding Company Equity-Based Award granted under a Company Equity Plan and: (i) the name of the Company Equity Plan pursuant to which such Company Equity-Based Award was granted, (ii) the name and/or employee identification number of the holder of such Company Equity-Based Award, (iii) the type of award and number of shares of Company Common Stock subject to such outstanding Company Equity-Based Award, (iv) if applicable, the exercise price, purchase price or similar pricing of such Company Equity-Based Award, (v) the date on which such Company Equity-Based Award was granted or issued, (vi) any applicable vesting, repurchase or other lapse of restrictions schedule (including any acceleration of vesting terms), and the extent to which such Company Equity-Based Award is vested and exercisable as of the Capitalization Date, and (vii) with respect to Company Options, the date on which such Company Option expires, the exercise price per share of Company Common Stock or purchase price (as applicable), and whether each Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(c) No Other Company Securities. Except as set forth in this Section 3.7 and except for the Convertible Notes and the Capped Call Transactions, as of the Capitalization Date there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into, measured by reference to or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, puts, calls or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, put, call, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are derivative of, measured by reference to profit participation or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Other than the Convertible Notes and Capped Call Transactions, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. Except for the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or that are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate or entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into, measured by reference to or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants, puts, calls or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, put, call, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) outstanding shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are derivative of, measured by reference to or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

3.9 Company SEC Reports. The Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed by it pursuant to applicable Laws since January 1, 2023 and prior to the date of this Agreement (such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders’ equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since January 1, 2023 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Internal Controls. The Company has established and maintains, and at all times since January 1, 2023 has maintained, a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since January 1, 2023, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all borrowed money Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Unaudited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Unaudited

Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business; (d) arising in connection with obligations under any executory Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract) or (d) that would not have a Company Material Adverse Effect. Neither the Company nor Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since October 1, 2023 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since October 1, 2023, through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects; and (ii) the Company has not taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(g), Section 5.2(h), Section 5.2(i), Section 5.2(k), or Section 5.2(t) (with respect to any of the foregoing).

3.13 Material Contracts.

(a) Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement (other than (i) any Material Contracts contemplated by clause (a) of the definition of “Material Contract” and (ii) any Material Contracts which have otherwise been made publicly available pursuant to the Company SEC Reports), and, a true, correct and complete copy of each Material Contract has been made available to Parent, or has been publicly made available on EDGAR.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in material breach of or material default pursuant to any Material Contract, and no event has occurred that would constitute such a material breach or material default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Material Contract, except for such notices to terminate or renegotiate that would not have a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, (such property, the “Leased Real Property,” and each such material lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty to any Lease, is in breach of or default pursuant to any Lease, nor does there exist a fact or circumstance that, with the passing of time or the giving of notice, would become a breach or default pursuant to any Lease or permit the termination, modification or acceleration of rent under such Lease; (iii) each Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by the Enforceability Limitations; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any material portion of such Leased Real Property; and (v) the Company has not collaterally assigned or granted any other security interest in any such Lease or any interest therein.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released, disposed of, or owned or operated any property or facility contaminated by any Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; (d) has exposed any person to Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; or (e) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Registered Intellectual Property. As of the date of this Agreement, the Company and its Subsidiaries have maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and has used reasonable business judgement in its prosecution, maintenance, and abandonment of Company Registered Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, the Company Registered Intellectual Property (other than applications and any Company Registered Intellectual Property that has been abandoned) is not invalid or unenforceable.

(b) Ownership. The Company and its Subsidiaries (i) solely and exclusively own all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to the material Company Intellectual Property and (ii) to the Knowledge of the Company, as of the date of this Agreement, have sufficient rights to all Company Intellectual Property and all other Intellectual Property used in or necessary for the operation of the Company and its Subsidiaries’ respective businesses as currently conducted, in each case of (i) and (ii), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no restrictions on the Company or its Subsidiaries’ right to sell any product or service of the Company or any of its Subsidiaries, or to use, transfer or license any Company Intellectual Property, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(c) No Order. No material Company Intellectual Property (including any included in the Company’s current products) is subject to any Legal Proceeding or outstanding order against the Company or any of its Subsidiaries, in effect as of the date of this Agreement, prohibiting or materially restricting the Company or any of its Subsidiaries from using, transferring, or licensing thereof, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(d) IP Contracts. Section 3.16(d) of the Company Disclosure Letter sets forth a complete and accurate list of material Contracts in effect as of the date of this Agreement pursuant to which (i) the Company or any of its Subsidiaries has granted a license or other right to a third Person under any material Company Intellectual Property, other than any (A) non-disclosure agreements; (B) non-exclusive licenses granted by the Company to customers in the ordinary course of business or in the ordinary course of business in connection with the provision, support, maintenance, or sale of any Company product or service; (C) non-exclusive licenses granted to service providers in support of services provided to the Company or any of its Subsidiaries; and (D) incidental, non-exclusive Mark licenses that are not material to the business of the Company or any of its Subsidiaries, taken as a whole; (ii) a third Person has licensed or granted any other right to any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole, excluding, in each case, any (V) non-disclosure agreements and rights to use feedback; (W) non-exclusive licenses or related services Contracts for commercially available, technology or Intellectual Property that is not material to the Company or any of its Subsidiaries; (X) any licenses to software and materials licensed as open-source, public-source or freeware; (Y) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property; and (Z) non-exclusive licenses authorizing limited use of brand materials or other Intellectual Property that are incidental to the primary purpose of the Contract; or (iii) or any material settlement, co-existence, or covenant not to sue Contract to which the Company or any of its Subsidiaries is a party that materially limits the Company’s rights and ability to exploit the Company Intellectual Property (all such Contracts that are, or are required to be, listed under clauses (i), (ii) or (iii) of this Section 3.16(d), the “IP Contracts”).

(e) No Infringement. To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s or its Subsidiaries’ products and services or the operation of any of their businesses infringes or misappropriates, or has since the Lookback Date infringed or misappropriated, the Intellectual Property of any third Person, except where such infringement or misappropriation would not have a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, this Section 3.16(e) and Section 3.16(f) contain the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property of any third Person.

(f) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the Company’s or any of its Subsidiaries’ products or services or the operation of any of their businesses infringes or misappropriates the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, or challenging the validity or enforceability of any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, neither the Company nor any of its Subsidiaries has made or asserted any written notice alleging infringement or misappropriation of any Company Intellectual Property or challenging the validity or enforceability of any Intellectual Property.

(g) Employee Agreements. All of the current and former employees of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any material Company Intellectual Property have entered into proprietary rights agreements with the Company or a Subsidiary in which they have, subject to limitations of applicable Law, assigned or vested ownership of all their rights in such Intellectual Property to the Company or the Subsidiary and have agreed to confidentiality obligations. Neither the Company nor any of its Subsidiaries has been a member or promoter of, or contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of material confidential or proprietary information that they wish to protect and of third party confidential information in the possession or under the control of, the Company or any of its Subsidiaries, except in each case, as would not have a Company Material Adverse Effect. Without limiting the foregoing, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential or proprietary information that it intends to maintain as confidential to any other Person unless such disclosure was under written non-disclosure agreement.

(h) Source Code Escrow. Neither the Company nor any of its Subsidiaries has disclosed, licensed, made available or delivered to any escrow agent or other Person any of the source code for any material Company Software (except such a Person that is a employee, third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries), and, as of the date of this Agreement, no event has occurred that would legally or contractually require the Company or any of its Subsidiaries to do any of the foregoing. Neither this Agreement nor the consummation of the Merger will result in the disclosure, license, or making available or delivery to a third party of any source code included in the Company Software (including any release from escrow of any such source code).

(i) Open Source Software. To the Knowledge of the Company, the Company and its Subsidiaries have not used open source software in any manner that, with respect to any material Company Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof, in each case in a manner that would cause a Company Material Adverse Effect. To the Knowledge of the Company, with respect to any open source software that is used by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary is in compliance with all applicable agreements with respect thereto, except for any such non-compliance that would not have a Company Material Adverse Effect.

(j) Information Technology. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable methods and precautions designed to protect the confidentiality, integrity and security of the Systems from unauthorized Processing by any Person. To the Knowledge of the Company, the Systems are (i) free from any material viruses, worms, Trojan horses or malicious code and (ii) are functional and operate and run in a reasonable and efficient business manner except as would not be material to the Company and its Subsidiaries taken as a whole.

3.17 Privacy and Security.

(a) Privacy. Except as would not have a Company Material Adverse Effect, the Company’s and each of its Subsidiaries’ collection, use, disclosure, treatment, or processing (collectively, “Processing”) of any information defined as “personal data,” “personal information,” or any equivalent term under applicable Privacy and Data Security Requirements, including any such information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (collectively, “Personal Information”) is, and has since the Lookback Date been, in compliance with (i) the Company’s and its Subsidiaries’ written policies, (ii) all applicable Laws, (iii) any applicable industry standard with which the Company or any of its Subsidiaries has represented compliance, and (iv) Contracts to which the Company or any of its Subsidiaries is a party, or otherwise bound, in each case of (i), (ii), (iii), and (iv), relating to privacy, security breach notifications, or data security with respect to the processing of Personal Information (collectively, “Privacy and Data Security Requirements”). Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date been subject to any investigation by any Governmental Authority for or related to, or required under any applicable Privacy and Data Security Requirement to notify any Person of, any alleged violation of Privacy and Data Security Requirements or any Security Breach.

(b) Security. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains commercially reasonable policies and measures designed to protect Personal Information in its possession or control from unauthorized access, use, disclosure, and Processing. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date suffered any cyber or security incident, or breach of any of its Systems, that has resulted in any unauthorized access to, or destruction, damage, disclosure, loss, corruption, alteration, acquisition, use, or Processing of, any Personal Information, or material Trade Secrets in its possession or control (“Security Breach”). Except as would not have a Company Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries have not notified, or, to the Knowledge of the Company, been required under any Privacy and Data Security Requirement to notify, any Person of any Security Breach.

3.18 Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) filed (taking into account valid extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are accurate and complete in all material respects; and (ii) paid all material Taxes that are due and owing (whether or not shown on any Tax Return). The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed or agreed in writing to any waiver, except in connection with any ongoing Tax examination disclosed on Section 3.18(b) of the Company Disclosure Letter, and except in connection with a customary extension of time automatically granted to file a Tax Return of no longer than seven (7) months, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, nor is any written request for any such waiver or extension from any Governmental Authority outstanding.

(c) Withholding Taxes. The Company and each of its Subsidiaries (i) has withheld with respect to their employees and other third Persons all material amounts of U.S. federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld; and (ii) has paid over any amounts so withheld to the appropriate Tax authority.

(d) No Audits. (i) No material audits or other examinations or other proceedings with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved, (ii) within the past five years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction, and (iii) no material deficiencies for any Taxes have been proposed, asserted or assessed in each case, in writing, against the Company or any of its Subsidiaries that are still pending. There are no written requests for rulings or determinations in respect of any material Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.

(e) No Spin-offs. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(g) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of Law; or (iii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company).

(h) No Tax Liens. There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

3.19 Employee Plans.

(a) Company Benefit Plans. Section 3.19(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each material Company Benefit Plan (other than any (i) offer letter on the Company’s standard form of offer letter as made available to Parent that does not provide for severance, retention or transaction bonuses, or outstanding promises to grant Company Equity-Based Awards and (ii) individual award agreement for Company Equity-Based Awards for which the form of award agreement is set forth on Section 3.19(a) of the Company Disclosure Letter). With respect to each material Company Benefit Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation, financial statements and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the nondiscrimination tests required to be performed under the Code for the most recent plan year.

(b) Absence of Certain Plans. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has within the last six (6) years previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or otherwise has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in a material Tax, penalty or other liability of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS, and nothing has occurred that could adversely affect the qualification of such Company Benefit Plan.

(d) Company Benefit Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, and there is no fact or circumstance that could reasonably be expected to give rise to any such Legal Proceeding.

(e) No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, there have been no breaches of fiduciary duty (as determined under ERISA) nor any non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Welfare Benefit Plan. Except as would not have a Company Material Adverse Effect, no Company Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any Person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full premium cost of coverage.

(g) Acceleration; Payments. Except as set forth in Section 3.19(g) of the Company Disclosure Letter, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other related events and whether contingent or otherwise) could, directly or indirectly, (i) entitle any Service Provider (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit; (ii) increase the amount of any compensation or benefits due to any such Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit under any Company Benefit Plan or otherwise; or (iv) restrict or limit the Company to administer, amend or terminate a Company Benefit Plan.

(h) Section 280G. No individual who qualifies as a “disqualified individual” (as defined under Section 280G of the Code) with respect to the Company or any of its Subsidiaries or Affiliates could receive any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) that, individually or in the aggregate, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Section 409A. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented and operated in form and operation in compliance with, or pursuant to an exemption from, Section 409A of the Code and applicable guidance thereunder and no amount under any such Company Benefit Plan is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries do not have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(j) International Employee Plans. Except as would not have a Company Material Adverse Effect, each Company Plan that is subject to the applicable Law of a jurisdiction other than the United States or that is maintained primarily for the benefit of any Service Provider whose primary work location or residence is outside of the United States (an “International Employee Plan”) has been established, maintained, funded, operated, and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded or underfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance with respect to any “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement.

3.20 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or other Contract with any labor union works council, or similar labor organization (collectively, “Labor Agreements”). To the Knowledge of the Company, there are no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such activities in the past three years. No Labor Agreement is being negotiated by the Company or any of its Subsidiaries. There is, and in the past three years there has been, no strike, lockout, work stoppage, slowdown, picketing, or unfair labor practice charge pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation, bargaining, or similar obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(b) Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Laws with respect to labor, employment, and employment practices (including all applicable Laws regarding wage and hour requirements (including the classification of independent contractors and exempt and non-exempt employees)), immigration status (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment or retaliation, health and safety, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”), employee trainings and notices, workers’ compensation, employee leave issues, COVID-19, affirmative action, unemployment insurance, labor relations, and collective bargaining).

(c) Sexual Harassment Prevention. The Company and its Subsidiaries have reasonably investigated all allegations of sexual harassment or similar misconduct involving any of their respective current or former officers, executives or supervisory employees. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action.

3.21 Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (such Permits, the “Required Permits”). Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of the Required Permits; and (b) no suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of the Company, threatened.

3.22 Compliance with Laws.

(a) General Compliance. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since the Lookback Dates has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, and is not in default under, or in violation of, any Law. Neither the Company nor any of its Subsidiaries has received any written communication since the Lookback Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with or is in material default or material violation of any applicable Laws in all material respects.

(b) Export Controls. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries (“Company Relevant Persons”), is currently, or has been in the last three (3) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of applicable United States or non-U.S. Laws relating to export, reexport, transfer and import controls, trade or economic sanctions, or U.S. anti-boycott Laws (collectively, “Trade Controls”), or (iii) otherwise in material violation of applicable Trade Controls.

(c) Anti-Bribery Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, and, to the Knowledge of the Company, the Company Relevant Persons have not, while acting on behalf of the Company or its Subsidiaries, directly or knowingly indirectly, (i) committed a violation of the FCPA or any other U.S. or non-U.S. Laws relating to the prevention of corruption, money laundering, or bribery (“Anti-Bribery Laws”); or (ii) provided, accepted, given, received, offered, promised, or authorized or agreed to give or receive anything of value to or from any “foreign official” (as defined by the FCPA) or other Person to unlawfully obtain business, or direct business to any person, or secure an advantage, in each case in violation of Anti-Bribery Laws.

(d) Anti-Bribery and Trade Controls Compliance. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or other Person any written notice, inquiry, or allegation; made any disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation, in each case, related to Trade Controls or Anti-Bribery Laws.

(e) Exclusions. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with Privacy and Data Security Requirements, or matters pertaining to privacy, security, or Personal Information, which are exclusively addressed by Section 3.16 and Section 3.17; (d) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.18 and Section 3.19 (to the extent related to Taxes); (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18, Section 3.19 and Section 3.20; or (f) compliance with employment or labor law matters, which is exclusively addressed by Section 3.20.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants pursuant to this Agreement.

3.24 Government Contracts. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has (i) breached or in any respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the Knowledge of the Company, been audited or investigated by any Governmental Authority with respect to any Government Contract, other than any audits performed in the ordinary course; (iv) conducted or initiated any internal investigation with respect to any alleged or potential material irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; or (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or material overpayments nor any outstanding investigations or audits other than audits performed in the ordinary course by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts. The Company and its Subsidiaries are in material compliance with all national security obligations and requirements, including those specified in the NISPOM Rule, and to the Knowledge of the Company, no facts currently exist which are reasonably likely to give rise to the revocation of any security clearance of the Company or any of its Subsidiaries or their respective employees that is required for the performance of any classified Government Contracts.

3.25 Insurance.

(a) Policies and Programs. Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b) No Cancellation. As of the date of this Agreement, except as would not have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

3.26 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.28 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document:

(i) none of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in this Agreement or in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record and beneficial stockholder of Merger Sub.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement and any Transaction Document to which it is a party; (b) perform its covenants and obligations under this Agreement and any Transaction Document to which it is a party; and (c) subject to receiving the Merger Sub Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and any Transaction Document to which it is a party, and, subject to receiving the Merger Sub Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate or other action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Merger Sub Stockholder Approval, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has “owned” any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.9 Financing.

(a) Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter, dated as of the date of this Agreement, between Thoma Bravo Discover Fund IV, L.P. (“Investor”) and Parent (as amended or replaced, and including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, the “Equity Commitment Letter”) pursuant to which Investor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding all amounts payable by Parent and/or Merger Sub under this Agreement at the Closing in connection with the Merger and the transactions pursuant thereto (the “Equity Financing”). The Equity Commitment Letter provides that (i) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b); (ii) subject to Section 9.10(b), Parent and Investor have waived any defenses to the enforceability of such third party beneficiary rights; and (iii) Parent and Investor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Company of such third party beneficiary rights on the basis that there is an adequate remedy at law.

(b) No Amendments. As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the Equity Financing, other than the Equity Commitment Letter. There are no Contracts, agreements, side letters or other written arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

(c) Sufficiency of Financing. The aggregate amounts committed pursuant to the Equity Commitment Letter are sufficient to (i) make all payments at the Closing contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable at the Closing pursuant to Article II in connection with or as a result of the Merger); and (ii) pay all fees and expenses of the Company in connection with the Merger. From and after the Closing Date, Parent, together with the Surviving Corporation, will have sufficient cash on hand or other sources of immediately available funds to enable it to settle conversions (including any make-whole with respect thereto without giving effect to any payments received pursuant to the Capped Call Transactions) of the Convertible Notes pursuant to the terms of the Convertible Notes Indentures and to repurchase the Convertible Notes as required pursuant to Article 15 of the Convertible Notes Indentures.

(d) Validity; No Contrary Expectation. The Equity Commitment Letter, in the executed form delivered by Parent to the Company, (i) as of the date of this Agreement is in full force and effect and (ii) constitutes the legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with its terms, except, in each case, as enforcement may be limited by the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which Investor, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter. No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter required to be complied with or satisfied by the parties to the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Equity Financing not being available, when required pursuant to the terms of the Equity Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter to be satisfied by it; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all applicable fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement in connection with the Equity Financing.

(e) No Exclusive Arrangements. As of the date of this Agreement, none of Investor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.10 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and assuming the accuracy of the representations and warranties set forth in Article III in all material respects, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

4.11 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement and the Confidentiality Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manager, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than Investor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12 No Foreign Person. Each of Parent and Merger Sub is not, and is not controlled by, a “foreign person” (as defined in the DPA). Neither Parent nor Merger Sub permits, or will following the Closing permit, any foreign person affiliated with it, whether affiliated as a limited partner or otherwise, to obtain through Parent or Merger Sub (as applicable) any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA); (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

4.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement or in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations.

(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business and operations in the ordinary course of business. The obligations of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly contemplated by this Agreement, including the restrictions on taking certain actions pursuant to Section 5.2 and the exceptions to such restrictions (which will be exceptions to the obligations of the Company and its Subsidiaries pursuant to the previous sentence); (ii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (iii), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (iv) as required by applicable Law; or (v) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions, the “Covenant Exceptions”).

(b) Additional Affirmative Obligations. During the Pre-Closing Period and for so long as Section 5.2 is in effect, the Company will, and will cause each of its Subsidiaries to, subject to Covenant Exceptions, use its reasonable best efforts to (i) preserve intact its material assets, properties, Material Contracts and business organizations; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company or one of its Subsidiaries has not, as of the date of this Agreement, already notified such third Person of its intent to terminate those relationships.

(c) Clarification on Provision Interaction. It is agreed that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1 unless such action would constitute a breach of such relevant provision.

5.2 Forbearance Covenants. During the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to (in each case subject to the Covenant Exceptions (other than clause (i) thereto) or as expressly contemplated by another provision of this Agreement):

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any Company Securities (including any Company Equity-Based Awards) (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (i) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) shares of Company Common Stock pursuant to Company Equity-Based Awards outstanding as of the date of this Agreement or pursuant to the ESPP, in each case, in accordance with their terms and the terms of this Agreement (including as limited by Section 2.8(f)); (ii) the issuance of Company Securities, cash or any combination of Company Securities and cash pursuant to the terms of the 2024 Convertible Notes Indenture or 2026 Convertible Notes Indenture as in effect on the date hereof; (iii) the issuance of Company Securities in transactions solely between the Company and any of its Subsidiaries; or (iv) in connection with agreements in effect on the date of this Agreement that are set forth on Section 5.2(c) of the Company Disclosure Letter;

(d) acquire, repurchase or redeem any of its equity securities, except, in each case, (i) pursuant to the terms and conditions of Company Equity-Based Awards outstanding as of the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement; or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or to pay the exercise price of Company Options, in each case in accordance with the existing terms of the applicable Company Equity Plan as in effect on the date of this Agreement; (ii) for transactions solely between the Company and any of its Subsidiaries or (iii) pursuant to the terms of the Capped Call Transactions as in effect on the date hereof;

(e) (i) adjust, split, subdivide, combine or reclassify any shares of capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests; or (iv) modify the terms of any of its capital stock or other equity or voting interests;

(f) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any third Person or any material equity interest in such Person, or enter into any contractual joint venture or similar arrangement or partnership with any third Person;

(g) sell, lease, license, transfer, assign, exchange or swap, or subject to any lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of any of its Subsidiaries, in each case, with a value of, or for consideration, in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(h) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(i) (i) incur or assume any Indebtedness or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business in the ordinary course of business; (B) for loans or advances solely between Subsidiaries of the Company or between the Company and its Subsidiaries; or (C) obligations incurred pursuant to business credit cards in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third Person, except with respect to obligations of Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any third Person, except, in each case, for (A) extensions of credit to customers in the ordinary course of business; (B) advances of reimbursable expenses to directors, officers and other employees, in each case, in the ordinary course of business; and (C) for loans or advances between wholly-owned Subsidiaries of the Company or between the Company and its wholly-owned Subsidiaries and capital contributions in or to Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Liens);

(j) except (i) in order to comply with applicable Law, (ii) as required pursuant to the existing terms of any Company Benefit Plan in effect on the date of this Agreement, listed on Section 3.19(a) of the Company Disclosure Letter and made available to Parent, or (iii) as provided in this Agreement, (A) establish, adopt, enter into, terminate or amend any material Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), or take any action to accelerate the vesting, payment or funding of any compensation or benefits under, any Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement); (B) grant to any Service Provider whose annual cash on target compensation exceeds $300,000 any increase or decrease in cash on target compensation, bonus, incentive or fringe or other benefits; (C) grant to any Service Provider any new or increased change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus or incentive, deal or stay bonus severance or termination pay, or materially amend or modify any such arrangement; (D) enter into, terminate, amend or modify any employment agreement, offer letter, consulting agreement or arrangement, or change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, severance or termination agreement or arrangement with any Service Provider (other than entering into at-will offer letters with newly-hired non-officer employees with total annual cash compensation equal to or less than $300,000 in the ordinary course of business consistent with past practice); or (E) terminate, engage or hire any employee or individual service provider of the Company or any of its Subsidiaries with total annual cash on target compensation in excess of $300,000, other than terminations for cause;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount (A) not in excess of $5,000,000 or (B) that does not exceed the amount reflected or reserved against in the Unaudited Company Balance Sheet; or (ii) settled in compliance with Section 6.15;

(l) except as required by applicable Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;

(m) (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than in connection with a customary extension of time automatically granted to file a

Tax Return of no longer than seven (7) months); (iv) file an amended Tax Return that could materially increase the Taxes payable by Parent or its Affiliates (including, after the Closing, the Company and its Subsidiaries); (v) affirmatively surrender any right to claim a refund of material Taxes; (vi) fail to pay any material Tax that becomes due and payable except to the extent such Tax is contested in good faith; or (vii) enter into a closing agreement with any Governmental Authority regarding any material Tax.

(n) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter; (B) pursuant to obligations imposed by Material Contracts or Leases; or (C) pursuant to agreements in effect prior to the date of this Agreement; (ii) except in the ordinary course of business (x) enter into any Contract which if entered into prior to the date hereof would be a Material Contract or (y) modify or amend any material rights under any Material Contract in a manner that is adverse in any material respect to the Company and its Subsidiaries, taken as a whole, or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms); (iii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (v) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee (vi) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (vii) waive, release, grant, encumber or transfer any right of material value to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

(o) negotiate, modify, extend, terminate or enter into any Labor Agreement, or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(p) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Service Provider;

(q) sell, assign, transfer, lease, license (other than a Permitted Lien), abandon, let lapse, cancel, dispose of, or otherwise subject to any lien or other encumbrance (in each case, other than Permitted Liens) any material Company Intellectual Property, except for non-exclusive licenses of Intellectual Property entered in the ordinary course of business;

(r) disclose or abandon any material Trade Secrets, except in the ordinary course of business, and to the extent not economically desirable to maintain for the conduct of the business of the Company and its Subsidiaries, or disclose, license, make available, or deliver any source code for any Company Software to any Person except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code; and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries;

(s) make any material change to the Company’s or any of its Subsidiaries’ policies or procedures with respect to their Processing of Personal Information, except to remediate any privacy or security issue that the Company or any of its Subsidiaries reasonably believes is material, to comply with applicable Privacy and Data Security Requirements (but with respect to Privacy and Data Security Requirements that consist of contractual obligations, solely those that are in effect during the Pre-Closing Period (provided that any such contractual obligations entered into after the date hereof must be entered into in accordance with the terms of this Agreement and in the ordinary course of business)), or as otherwise directed or required by a Governmental Authority; or

(t) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Process Related to Affirmative Obligations and Forbearance Covenants. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to all of the following individuals specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the following individuals may grant consent on behalf of Parent. If Parent does not respond affirmatively or negatively to such request within five Business Days, then the request will be deemed to be granted by Parent for all purposes under this Agreement.

Name: Hudson Smith

Email: hsmith@thomabravo.com

Name: Matt LoSardo

Email: mlosardo@thomabravo.com

With a copy (which shall not constitute notice) provided to:

Name: Corey D. Fox, P.C.

Email: cfox@kirkland.com

Name: Bradley C. Reed, P.C.

Email: bradley.reed@kirkland.com

Name: Cole Parker, P.C.

Email: cole.parker@kirkland.com

Name: Jeremy A. Mandell

Email: jeremy.mandell@kirkland.com

5.4 Specified Party Go-Shop Period & No Solicitation of Acquisition Proposals.

(a) Specified Party Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 Eastern time on February 29, 2024 (the “No-Shop Period Start Date” and, such period of time, the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to (and may without restriction hereunder but subject to compliance with the terms of this Agreement): (a) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company and any of its Subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to any Specified Party (and its Representatives, including potential financing sources of such Specified Party) that has entered into an Acceptable Confidentiality Agreement; provided that the Company shall provide Parent and Merger Sub (and their Representatives) with access to any information or data that is provided to any Specified Party (or its Representatives) given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person (and in any event within 24 hours thereof); and (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made by a Specified Party confidentially to the Company or the Company Board. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof. For the avoidance of doubt, the rights of the Company, its

Subsidiaries and their respective Representatives under this Section 5.4(a) shall be limited solely to taking the permitted actions with respect to the Specified Parties and their respective Representatives.

(b) No Solicitation. Subject to Section 5.4(c), following (y) the No-Shop Period Start Date solely with respect to Specified Parties and (z) the execution and delivery of this Agreement with respect to all Persons other than Specified Parties, and, in each case, continuing until the earlier of the Effective Time and the Termination Date, the Company will, and will cause its Subsidiaries and its executive officers and directors, and will instruct its legal and financial advisors and use reasonable best efforts to cause each of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to (i) cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that is prohibited by this Section 5.4(b) and (ii) terminate any data room access (or other access to diligence) granted to any such Person and its Representatives (other than Parent and its Representatives). Unless the Company has already so requested, promptly following (y) the No-Shop Period Start Date solely with respect to Specified Parties and (z) the date of this Agreement with respect to all Persons other than Specified Parties, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Notwithstanding anything in this Section 5.4(b) to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company may continue to engage in the activities described in Section 5.4(a) (but subject to compliance with all of the requirements set forth therein) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party) (provided that at any time that a Person ceases to be an Excluded Party, such Person may thereafter (and after the No-Shop Period Start Date) never become an Excluded Party)), including with respect to any amended or modified Acquisition Proposal received from any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.4(b) shall not apply with respect thereto for so long as such Person is and remains an Excluded Party. Subject to Section 5.4(c), commencing on (y) the No-Shop Period Start Date solely with respect to Specified Parties and (z) the execution and delivery of this Agreement with respect to all Persons other than Specified Parties, and, in each case, continuing until the earlier of the Effective Time and the Termination Date, the Company and its Subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize or direct any of its or its Subsidiaries’ other employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) knowingly participate, facilitate or engage in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal, other than informing such Persons of the provisions contained in this Section 5.4, or discussing any Acquisition Proposal made by any Person or Group making the Acquisition Proposal with such Person or Group, solely to the extent necessary to clarify the terms of the Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. Following the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company will not be required to enforce, and will be permitted to waive, any “standstill” provision in any Contract to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) if the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(c) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their respective Representatives (including the Company Financial Advisor), (i) participate or engage in discussions or negotiations with; (ii) subject to an Acceptable Confidentiality Agreement, (1) furnish any non-public information relating to the Company or any of its Subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 5.4(b). The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 5.4(c) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(d) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.4(e), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within 10 Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within 10 Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within three (3) Business Days after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions (other than as contemplated in clause (2) above)); (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.4); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent or its Representatives of any notice contemplated by Section 5.4(e); or (3) the public disclosure, in itself, of the items in clauses (1) and (2) if required by applicable Law will constitute a Company Board Recommendation Change or violate this Section 5.4; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has provided prior written notice to Parent at least four (4) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.4(e)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and will describe the Intervening Event in reasonable detail; and

(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m., Eastern Time, at the end of such four (4) Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and (C) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Notice Period.

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.4 with respect to such Acquisition Proposal;

(3) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all definitive agreements relating to such Acquisition Proposal (unless any such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); and

(4) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 11:59 p.m., Eastern Time, on the last day of the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal, it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(e)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Notice Period); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) reaffirmed its determination described in clause (1) above that such Acquisition Proposal is a Superior Proposal.

(f) Notice to Parent of Acquisition Proposals. Within 24 hours following the expiration of the Go-Shop Period, the Company shall deliver to Parent a written notice setting forth: (i) the identity of each Excluded Party from which the Company has received during the Go-Shop Period an Acquisition Proposal that remains pending and (ii) the material terms and conditions of any such pending Acquisition Proposal made by each such Excluded Party. During the Pre-Closing Period, the Company will promptly (and, in any event within 48 hours from the receipt thereof) notify Parent in writing (x) of the entry by the Company or any of its Subsidiaries into an Acceptable Confidentiality Agreement with a third party who has made or could make an Acquisition Proposal (or, if such third party was already party to a confidentiality agreement with the Company or any of its Subsidiaries prior to the date of this Agreement, then the Company shall instead notify Parent within 24 hours of granting data room access to such third party or its Representatives, it being understood that such notification need only be made one time with respect to such third party and its Representatives), and (y) if an Acquisition Proposal is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and will not be deemed to be only as of the date of this Agreement), received by the Company or its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, which requests, discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such proposal or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (C) copies of any material agreements and documents submitted in connection therewith. From and after the expiration of the Go-Shop Period, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal

(including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements or documents submitted in connection therewith. During the Pre-Closing Period, the Company will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives. Without limiting the parties’ rights and obligations under Section 5.4(d), it is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 5.4 shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement.

(g) Permitted Disclosures by the Company and the Company Board.

(i) Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (so long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure) or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.4; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.4(g)(i) must be subject to the terms and conditions of this Agreement and will not limit or otherwise adversely affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.4; and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.4(e).

(ii) It is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(h) Breach of No-Solicitation Obligations by Representatives of the Company. The Company agrees that if it (i) affirmatively permits any of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 5.4 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 5.4.

5.5 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary or proper pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) seek to obtain all necessary consents, waivers, approvals, orders, authorizations and expirations or terminations of applicable waiting periods from Governmental Authorities, and take all actions to avoid or eliminate each and every impediment under applicable Law; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary to consummate the Merger; and

(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that would reasonably be expected to have the effect of preventing, materially impairing or materially delaying or otherwise materially and adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its covenants pursuant to this Agreement. For the avoidance of doubt, no action by the Company, Parent or Merger Sub taken (or failed to be taken) in compliance with the express terms of this Agreement will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guaranty) or any other concession or amendment of terms under any Contract, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Controlling Provision. This Section 6.1 shall not apply to filings or consents under Antitrust Laws or Foreign Direct Investment Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings and Foreign Direct Investment Laws.

(a) Filings Under the HSR Act, Other Applicable Antitrust Laws, and Foreign Direct Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, including their “ultimate parent entity” as that term is defined in the HSR Act and its implementing regulations (“UPE”), if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use (and will cause their respective Affiliates, including their UPE, if applicable, to use) their respective reasonable best efforts to (x) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ within 10 Business Days following the date of this Agreement (unless otherwise agreed to by Parent and the Company) and (y) as promptly as reasonably practicable make all filings pursuant to any Foreign Direct Investment Law specified in Section 6.2(a) of the Company Disclosure Letter (a “Specified Foreign Direct Investment Law”). Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to promptly supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to promptly supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) subject to Section 6.2(b), use its reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the Merger or receive approval, non-disapproval or clearance for any Foreign Direct Investment Law filing. If any Party receives a request for additional information or documentary material, or inquiry or request for information, documents, or other material or testimony, from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request, and cooperate and coordinate with the other Parties in connection with responding to any such request. In the event that any information in the filings submitted pursuant to this Section 6.2 or any such supplemental information furnished in connection therewith is deemed confidential by either Party, the Parties shall maintain the confidentiality of the same, and use reasonable best efforts to seek authorization from the applicable Governmental Authority to maintain confidentiality and withhold such information from public view. Parent, Merger Sub, and the Company will not, and will cause their respective Affiliates not to, (a) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, unless the other Parties have consented in writing to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed); and (b) extend any waiting period under any Antitrust Law or Foreign Direct Investment Laws or enter into any agreement with any Governmental Authority not to consummate the Merger for any period of time, unless the other Parties have consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall pay all filing fees under the HSR Act or any other Antitrust Law or Foreign Direct Investment Law; provided, that, Parent and the Company shall each bear its own costs for the preparation of any such filings.

(b) Efforts to Cause the Closing. In furtherance and not in limitation of Section 6.2(a), if and to the extent necessary to obtain clearances, consents, approvals, non-disapprovals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to applicable Antitrust Laws and Foreign Direct Investment Laws, and to avoid or eliminate each and every impediment under Antitrust Laws and Foreign Direct Investment Laws applicable to the Merger, as promptly as practicable and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub, shall take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Antitrust Law or Foreign Direct Investment Laws; provided, however, that, notwithstanding anything in this Agreement to the contrary, no Party (or its respective Affiliates, including their UPE, if applicable) shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) commit to or effect any action or agree to any restriction, including (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license, disposition, hold separate (through the establishment of a trust or otherwise) or other disposition of any or all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), properties, rights, products or businesses of any Person, including of Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand or (ii) taking (or refraining from taking) any other action or accepting or otherwise agreeing to any other restrictions on the activities any Person, including of Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand, in each case of the foregoing clauses (i) and (ii), if such action or restriction, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect on the business, properties, assets, operations, financial condition or results of operations of Parent, Merger Sub, the Company and its Subsidiaries, taken as a whole; provided, further, that, neither Parent nor Merger Sub shall be required to commit to or effect any action or agree to any restriction set forth in the foregoing clauses (i) and (ii) that is not conditioned upon the consummation of the transactions contemplated by this Agreement; it being understood that, for the avoidance of doubt, in no event shall this Section 6.2(b) require any Affiliate of Parent or Merger Sub (including their UPE, but excluding (x) Parent and Merger Sub and (y) after the Closing, the Surviving Corporation and its Subsidiaries) to commit to or effect any action or agree to any restriction set forth in the foregoing clauses (i) and (ii).

(c) Cooperation. In furtherance and not in limitation of Section 6.2(a) and Section 6.2(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material or substantive communication received by or made to such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties promptly informed with respect to the progress and status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings, telephone or video conferences or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; (iii) give the other Parties the opportunity to consult in advance of, and consider in good faith the views of the other Parties in connection with, any meeting, telephone or video conference, or other material or substantive oral or written analysis, appearance, argument, brief, communication, memorandum, opinion, presentation or proposal to be made or submitted to any Governmental Authority; and (iv) not independently participate in any meeting, hearing, proceeding, telephone, video conference or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information or competitively sensitive information provided to any Governmental Authority as restricted to “outside counsel” only when providing such information to the other Parties (or their Representatives) pursuant to this Section 6.2 and any such information will only be given to the outside counsel of the receiving party, and such outside counsel shall not disclose such materials or information to any employees, officers, directors or other Representatives of the receiving party or its Affiliates unless the Party providing the non-public information or competitively sensitive information approves of such disclosure. Each of the Company, Parent and Merger Sub may redact any materials provided pursuant to this Section 6.2 (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to protect privilege. All requests for access or information pursuant to this Section 6.2 must be directed to the Company’s Chief Legal Officer or another person designated in writing by the Company.

(d) Controlling Provision. This Section 6.2 and not Section 6.1, shall govern and define the obligations of the parties hereto with respect to making any filings, notifications with respect to, or obtaining any approvals under, the HSR Act, other Antitrust Laws, or Foreign Direct Investment Laws.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Promptly after the execution of this Agreement (but in no event later than 25 days after the date of this Agreement), the Company will prepare and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). Unless there has been a Company Board Recommendation Change, the Company will provide Parent with a draft of the Proxy Statement at least four (4) days prior to filing with the SEC. Subject to Section 5.4 and unless there has been a Company Board Recommendation Change, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly (but no later than five days, to the extent practicable) following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.

(i) By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. Without the prior written consent of Parent (not to be unreasonably, withheld, conditioned or delayed), the Company Stockholder Meeting shall not be held later than 30 calendar days after the mailing of the Proxy Statement to the Company Stockholders. Except as set forth in this Section 6.4, the Company may not adjourn or postpone the Company Stockholder Meeting. The Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, use appropriate efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than (x) matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement and (y) in accordance with Regulation 14A under the Exchange Act seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; (iii) necessary to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law; (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with this Agreement; (v) the Company reasonably determines in good faith that the Requisite Stockholder Approval is unlikely to be obtained; or (vi) it receives the prior written consent of Parent (which shall not be reasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; (B) with respect to Section 6.4(b)(i), Section 6.4(b)(iv) or Section 6.4(b)(v), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) on more than two occasions. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

6.5 Equity Financing.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub (without the prior written consent of the Company) will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions, contingencies or other terms; (iii) otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case with respect to this clause (iii), would reasonably be expected to (A) delay or prevent the occurrence of the Closing or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b) Taking of Necessary Actions.

(i) Equity Financing not a Closing Condition. Investor, Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.5(b)(ii).

(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the

Equity Commitment Letter, including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within Parent’s or Merger Sub’s control; (D) consummating the Equity Financing at or prior to the Closing, including causing Investor to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) enforcing its rights pursuant to the Equity Commitment Letter.

(c) Information from Parent. Parent will keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter; (B) of any dispute or disagreement between or among any parties to the Equity Commitment Letter with respect to this Agreement, the Equity Commitment Letter, the Merger or the other transactions contemplated by this Agreement, or the Equity Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) Enforcement. Parent and Merger Sub will seek to enforce, including by bringing a Legal Proceeding for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger after all conditions to the granting thereof set forth in Section 9.10(b) have been satisfied.

6.6 Financing Cooperation.

(a) Cooperation by the Company with the Debt Financing. Prior to the Effective Time, to the extent requested by Parent or Merger Sub for the purpose of obtaining any debt financing in connection with the Merger (the “Debt Financing” and together with the equity financing obtained in connection with the Merger, the “Financing”), the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to:

(i) participate (and cause senior management and Representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, sessions with ratings agencies and due diligence sessions in respect of the Debt Financing, in each case at times and locations to be mutually agreed with reasonable advance notice, and assisting Parent with the preparation of the materials for the events listed in this clause (i);

(ii) solely with respect to financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, assist Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iii) assist Parent in connection with the preparation of any pledge and security documents and other definitive financing documents (and any disclosure schedules thereto), in each case, as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise necessary to facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(iv) furnish Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the most recently completed fiscal year ended at least 90 days before the Closing Date; (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof), to the extent prepared by the Company in the ordinary course of business, as may be reasonably requested by Parent to assist in the preparation of a customary quality of revenue and/or earnings report or customary confidential information memorandum or other customary information documents used in financings associated with leveraged buyouts of comparable sized companies (which, for the avoidance of doubt, will not include any Excluded Information);

(v) deliver notices of prepayment within the time periods required by the any credit agreement of the Company and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations (other than contingent obligations for which no claim has been asserted) under any such credit agreement; and

(vi) furnish Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least 10 Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b) Limitation on Obligations of the Company. Nothing in this Section 6.6 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare or provide any Excluded Information; or (v) take any action that, in the good faith determination of the Company, would (w) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (x) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (y) cause any representation or warranty or covenant contained in this Agreement to be breached; (z) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable privilege or breach any Contract, applicable Law or certificate of incorporation, bylaws or similar organizational document; or (e) would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries, it being understood that, in each case the Company shall use commercially reasonable efforts to give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time; (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any

Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable Laws, or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any contract, agreement or other understanding binding on the Company or its Subsidiaries; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate its rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. The Company will be deemed to be in compliance with Section 6.6(a) at all times unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, that constitutes a breach of Section 6.6(a); (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 6.6(a)); and (C) the Company fails to take the actions specified in such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under prongs (i)-(iv) or (vi) of Section 6.6(a) may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (x) any conditions set forth in Article VII not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(e).

(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes in writing to Parent.

(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective equity or debt financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as a “Representative” thereunder as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. If the Closing does not occur, promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6 (it being understood and agreed that the reimbursement set forth in this Section 6.6(e) shall not apply to any fees, costs, and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.6).

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing (including any cooperation pursuant to Section 6.6(a)) pursuant to this Agreement or the provision of information utilized in connection therewith, except with respect to any losses suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Representatives or (ii) material breach by the Company or its Subsidiaries of this Section 6.6. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

(g) No Exclusive Arrangements. In no event will Parent or Merger Sub (and Parent and Merger Sub will each cause their respective Representatives (which for this purpose will be deemed to include the Debt Financing Sources and each direct investor in Parent or Merger Sub (pursuant to the Equity Commitment Letter or otherwise) or any other potential financing sources of Parent, Merger Sub and such investors not to)) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If any Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement or the Merger. Each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.

6.8 Information Access During the Pre-Closing Period. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records, and personnel of the Company and its Subsidiaries, solely to the extent necessary for the purpose of planning for integration and consummation of the Merger. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (d) such access would result in the disclosure of any Trade Secrets of any third Person; (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (f) the provision of such information would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries or cause unreasonable disruption to the operations of the Company or its Subsidiaries, it being understood that, in each case the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.8 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws or measures. All requests for access or information pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), for a period of six years after the Effective Time, honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) in effect on the date hereof. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.10(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by the governing and organizational documents of the Company as in effect on the date of this Agreement, any indemnification agreements with the Company or any of its Subsidiaries in effect as of the Effective Time and the DGCL, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with a Legal Proceeding of the type contemplated by this Section 6.10(b), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.10 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. Prior to the Effective Time, the Company shall purchase a prepaid six-year “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the total cost for the Tail Policy does not exceed 400 percent of the amount paid by the Company for coverage for its last full fiscal year, it being understood that if the aggregate cost would exceed that limit, the Company shall purchase as much coverage as reasonably practicable up to such limit. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 are joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans made available to Parent in accordance with their terms. Notwithstanding the foregoing, nothing will prohibit Parent or the Surviving Corporation or their Affiliates from amending, modifying, or terminating any Company Benefit Plans or compensation or severance arrangements in accordance with their terms or as otherwise required pursuant to applicable Law.

(b) Employment; Benefits. For the period beginning on the Effective Time and ending on the one-year anniversary thereof, or, if earlier, until the date of termination of employment of the Continuing Employee (the “Benefits Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) (i) maintain employee benefits for the benefit of each Continuing Employee (other than defined benefit pension, retiree or post-employment welfare, equity or equity-based or other long term incentive compensation, change of control, retention, transaction bonus or nonqualified deferred compensation arrangements (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those in effect at the Company or its Subsidiaries on the date of this Agreement; and (ii) provide an annual base salary or wage rate, as applicable, and target annual cash bonus opportunity to each Continuing Employee that are, in each case, no less favorable than the base salary or wage rate and target annual cash bonus opportunities that were provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target annual cash incentive compensation opportunities will not be decreased during the Benefits Period for any Continuing Employee employed during that period. During the Benefits Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees with cash severance benefits upon a qualifying termination of employment (and subject to satisfying any requirements required by Parent) that are substantially the same as those provided by the Company and its Subsidiaries as of the date of this Agreement under the Company Benefit Plans listed on Section 6.11(b) of the Company Disclosure Letter.

(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits for purposes of vacation accrual and severance pay entitlement, but not including for any purposes of any Excluded Benefits, to the same extent such service was credited under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the date hereof, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or could apply to any defined benefit pension plans. In addition, and without limiting the generality of the foregoing, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, use commercially reasonable efforts to provide that: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Excluded Benefits) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, cause all pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the same extent waived under the corresponding Company Benefit Plan, and, during the plan year in which the Closing occurs, cause any eligible expenses paid by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

(d) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.11 nor any provisions of this Agreement will be deemed to (i) guarantee employment for any period of time (or any particular term of employment), or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee or other Person for any or no reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan or other compensation or benefit plan, program, policy agreement or arrangement or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries, on the one hand, or Parent, on the other hand, under this Section 6.13 may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives, on the one hand, or the Company or its Subsidiaries, or any of their respective Affiliates or Representatives, on the other hand, as the basis, in and of itself, for (i) any conditions set forth in Article VII not being satisfied; or (ii) the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g), as applicable.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company and its Representatives (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, (A) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications of the Company or any communications plan previously agreed to in writing by Parent and the Company (in which case such communications may be made consistent with such plan); (iii) related to a Superior Proposal or Company Board Recommendation Change; or (iv) made by the Company from and after a Company Board Recommendation Change (B) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions; and (C) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are reasonably related to any dispute or Legal Proceeding among the Parties or their respective Affiliates, or with parties to the Equity Commitment Letter or the Debt Financing Sources, related to this Agreement, the Transaction Documents, the Equity Financing or the Debt Financing.

6.15 Transaction Litigation.

(a) Notice. During the Pre-Closing Period, the Company will keep Parent reasonably informed with respect to the status of all Transaction Litigation.

(b) Cooperation. The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (iii) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction

Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Convertible Notes; Capped Call Transactions.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indentures, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indentures and deliver any certificates and other documents required by the Convertible Notes Indentures to be delivered by such persons in connection with such supplemental indenture(s). Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under, and with prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted, under the terms of the Convertible Notes, the Convertible Notes Indentures or under applicable Law, and shall take any other actions reasonably requested by Parent to the extent such actions are permitted or contemplated by, the terms of the Convertible Notes Indentures, the Convertible Notes or any applicable Law (with respect to the Convertible Notes Indentures or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the applicable Convertible Notes Indenture) under the Convertible Notes Indentures and settle conversions or effect redemptions of the Convertible Notes pursuant to the terms of the Convertible Notes Indentures. For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in Section 6.1 of this Agreement, shall be deemed to include effecting any repurchases or conversions under the terms of the Convertible Notes and the Convertible Notes Indentures. Notwithstanding anything to the contrary in this Section 6.18, but subject to the terms of the Convertible Notes Indentures, nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(b) The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indentures prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

(c) Prior to the Effective Time, the Company shall (i) use reasonable best efforts to facilitate the settlement of the Capped Call Transactions at or promptly following the Effective Time as reasonably requested by Parent and (ii) use reasonable best efforts to cooperate with Parent with respect to Parent’s efforts to negotiate any termination payments or valuations related to the settlement of the Capped Call Transactions that is effective at or after the Effective Time; provided, that the Company shall not (x) agree after the date hereof to amend, modify or waive any terms relating to, or agree to any amount due upon the termination or settlement of, the Capped Call Transactions (except for amounts due upon exercise or termination of the Capped Call Transactions in accordance with their terms or in connection with conversions of the Convertible Notes prior to the Effective Time) or (y) initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their respective affiliates or any other Person regarding termination or settlement of the Capped Call Transactions, in each case without the prior written consent of Parent, and to the extent any such discussions or negotiations have occurred prior to date hereof, provide Parent with reasonable detail regarding the substance of all such discussions or negotiations and copies of any documentation sent or received in connection therewith (it being understood, for the avoidance of doubt, that the limitations in the immediately preceding clauses (x) and (y) shall not apply to any modification, adjustment or termination made unilaterally by any of the counterparties to the Capped Call Transactions pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination of this Agreement); provided, further, that nothing herein shall require the Company to (A) make any payment with respect to the termination or settlement of any Capped Call Transaction as a result of the Merger prior to the occurrence of the Effective Time or (B) enter into any instrument or agreement relating to the termination or settlement of the Capped Call Transactions, or agree to any change or modification to any Capped Call Documentation, that is effective prior to the Effective Time. The Company shall promptly provide Parent with all written notices or other documents received by it with respect to any determination, cancellation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions and hereby grants permission to Parent and its counsel and advisors to, at any time, initiate and engage in discussions and negotiations with the counterparties to the Capped Call Transactions regarding the settlement of the Capped Call Transactions at or promptly following the Effective Time and the terms of such settlement, provided that the Company and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

(d) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and without limitation to the other provisions of this Section 6.18, the Company shall take all such actions as may be required by the terms of the applicable Capped Call Transactions or applicable Law, including the giving of any written notices or communication in connection with the Merger or any conversions or repurchases of the Convertible Notes or any adjustment under the Convertible Notes Indentures or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable time and opportunity to review any such written notice or communication prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

6.19 Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL (such adoption and approval, the “Merger Sub Stockholder Approval”).

6.20 Conduct of Business by Parent and Merger Sub. From the date of the execution and delivery of this Agreement until the date upon which the conditions set forth in Section 7.1(b) have been satisfied, unless the Company otherwise consents, Parent and Merger Sub will not, and will cause any of their Affiliates (including Investor) not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any assets, business or Person or other business organization or division thereof if such assets, business or Person competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority under the HSR Act or under any other Antitrust Laws necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order under the HSR Act or under any other Antitrust Laws preventing or materially restraining the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger, in each case, after giving effect to any actions required pursuant Section 6.2(b), in each case, except for any acquisition that has been publicly disclosed prior to the date of this Agreement.

6.21 Prohibition on Certain Discussions. Except as approved by the Company Board (or a committee thereof), at all times during the Pre-Closing Period, Parent will not, and will cause its Affiliates (including Investor and any of Investor’s Affiliates) not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer, employee or stockholder of the Company (a) regarding any continuing employment or consulting relationship with the Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time; (b) pursuant to which any such Person would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger.

6.22 Repatriation. The Company and its Subsidiaries will endeavor in good faith (in the manner reasonably requested in writing by Parent at least 10 Business Days prior to the Closing) to distribute or transfer, or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of outstanding intercompany obligations), to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries of the Company; except that, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would be subject to withholding or other Taxes in advance of the Effective Time or would cause the Company or any Subsidiary to suffer other adverse Tax or non-Tax consequences in advance of the Effective Time (in each case, as reasonably determined by the Company in good faith), (y) would result in the disruption to business continuity of the Company or any Subsidiary; or (z) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries; and (ii) unless and until all of the conditions to the Merger set forth in Section 7.1, Section 7.2, and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and it is ready, willing and able to consummate the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act, will have expired or otherwise been terminated, no agreement with any Governmental Authority not to consummate the Merger (if consented to by the other Party) shall be in effect, including any agreement between the Parties and any Governmental Authority to stay, toll or extend any applicable waiting period.

(c) No Prohibitive Injunctions or Laws. No (i) Order issued by any Governmental Authority of competent jurisdiction shall be in effect, or (ii) Law shall have been enacted, entered or enforced and shall continue to be in effect, that in the case of each of the foregoing clauses (i) or (ii), prohibits or makes illegal the consummation of the Merger. It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(c) to be satisfied.

(d) Foreign Direct Investment Law. All consents, approvals and filings required under the Specified Foreign Direct Investment Laws shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable Governmental Authorities) relating to the execution, delivery and performance of this Agreement and the consummation of the Merger shall have expired or otherwise been terminated under any Specified Foreign Direct Investment Laws.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) In General. Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.

(ii) Specified Representations and Warranties. The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.4, Section 3.12(a) and Section 3.27 that (A) are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) Capitalization. The representations and warranties set forth in Section 3.7(a)(i), Section 3.7(a)(ii), the second sentence of Section 3.7(a)(iii) and Section 3.7(c)(i) – (v) will be true and correct as of the Capitalization Date except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay pursuant to Section 2.7(a)(iii), Section 2.8(a) and Section 2.8(c) additional merger consideration in the aggregate in excess of $6,300,000 that would have been payable pursuant to Section 2.7(a)(iii), Section 2.8(a) and Section 2.8(c) had the representations and warranties set forth in Section 3.7(a)(i), Section 3.7(a)(ii), the second sentence of Section 3.7(a)(iii) and Section 3.7(c)(i) – (v) been true and correct as of the Capitalization Date.

(b) Performance of Covenants of the Company. The Company will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Covenants of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Order issued by any Governmental Authority of competent jurisdiction enjoining or prohibiting the consummation of the Merger has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to comply with the terms of Section 6.1, Section 6.2 or Section 6.20 and such Party’s failure to comply with the terms of Section 6.1, Section 6.2 or Section 6.20 has been the primary cause of, or primarily resulted in, such Order;

(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. on August 4, 2024 (such time and date, as it may be extended pursuant to Section 9.10(b)(iii), the “Termination Date”), except, that if as of as of 11:59 p.m. on August 4, 2024, (i) the conditions set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied (solely with respect to Antitrust Laws or Specified Foreign Direct Investment Laws or Orders under such Antitrust Laws or Specified Foreign Direct Investment Laws), or (iii) the condition set forth in Section 7.1(d) has not been satisfied, the Termination Date shall automatically be extended (without any action required by any Party) to 11:59 p.m. on November 4, 2024; it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent, if the Company has the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); (ii) either Parent or the Company if the other is pursuing a Legal Proceeding against it pursuant to Section 9.10(b); (iii) the Company, if Parent has the right to terminate this Agreement pursuant to Section 8.1(e); (iv) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement and approval of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e) by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement;

(f) by Parent if at any time prior to receiving the Requisite Stockholder Approval the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m. on the 10th Business Day following the date on which such right to terminate first arose;

(g) by the Company if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if such breach or failure to perform has been cured prior to termination; and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement;

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the

Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.4 with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; (iii) the Company has notified Parent in writing that, if Parent performs its obligations under this Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company stands ready, willing and able to consummate, and will consummate, the Closing; (iv) the Company gives Parent written notice at least two Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (v) the Closing has not been consummated by the end of such two Business Day period.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.6(e), Section 6.6(f), Section 6.14, Section 8.3, Article IX (other than Section 9.10(b)) and this Section 8.2 will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for any intentional common law fraud or any Willful Breach of this Agreement prior to the termination of this Agreement (subject to the Parent Liability Limitation or the Company Liability Limitation, as applicable). No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 6.2(a), Section 6.6(e), Section 6.6(f) and Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger and (iii) Taxes imposed in connection with the Merger pursuant to Section 4501 of the Code.

(b) Termination Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c) by Parent at a time when the Requisite Stockholder Approval has not been obtained, Section 8.1(d) or

Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated at any time, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account provided by Parent prior to the payment thereof. For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account provided by Parent prior to the payment thereof.

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account provided by Parent prior to the payment thereof; provided, however, that if this Agreement is terminated pursuant to Section 8.1(h) prior to March 10, 2024 to enter into a definitive agreement with respect to a Superior Proposal received from an Excluded Party, then the “Company Termination Fee” shall be $20,200,000.

(c) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(d) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) then the Company will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”).

(e) Sole and Exclusive Remedy.

(i) For the Company Related Parties. If this Agreement is validly terminated pursuant to Section 8.1, (A) the Company’s receipt of the Reimbursement Obligations and the Company’s right to specific performance pursuant to Section 9.10(b) (solely with respect to specifically enforcing its rights under Section 8.2 and this Section 8.3) and the Company’s rights solely with respect to the Damages Commitment set forth in the Equity Commitment Letter will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and, (B) upon payment of the Reimbursement Obligations, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that, in each case (x) the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable; and (y) Investor will remain obligated, and the Company and its Subsidiaries may be entitled to remedies, with respect to the Damages Commitment set forth in the Equity Commitment Letter. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve Parent, Merger Sub or Investor from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Parent Related Parties (including for any Willful Breach (but excluding, for the avoidance of doubt, intentional common law fraud)) under this Agreement or the Equity Commitment Letter, or any transactions contemplated hereby or thereby, exceed an amount, in the aggregate, equal to $101,000,000 plus the Reimbursement Obligations (such aggregate amount, the “Parent Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except for intentional common law fraud or pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Parent Related Parties, and, other than with respect to intentional common law fraud or pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will any Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the Equity Commitment Letter or the transactions contemplated by this Agreement or the Damages Commitment set forth in the Equity Commitment Letter, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. Nothing in this Section 8.3(e)(i) will preclude any liability of the Debt Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company (following the Closing), Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. In no event will any Parent Related Party other than Investor (solely as and to the extent provided in the Equity Commitment Letter), Parent and Merger Sub have any liability for monetary damages to the Company or any other Company Related Party relating to or arising out of this Agreement or the Merger.

(ii) For the Parent Related Parties. If this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), any Enforcement Expenses and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(b)) and any Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable. Notwithstanding the foregoing, this Section 8.3(e)(ii) will not relieve the Company from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any Willful Breach (but excluding, for the avoidance of doubt, intentional common law fraud)) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount, in the aggregate, equal to the amount of the Company Termination Fee plus any Enforcement Expenses (such aggregate amount, the “Company Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except for intentional common law fraud, pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Company Related Parties, and, other than with respect to intentional common law fraud, pursuant to the Confidentiality Agreement, or pursuant to Section 8.3(a), as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party or any Person other than the Company will have any liability for monetary damages to any Parent Related Party or any other Person relating to or arising out of this Agreement or the Merger.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that (a) the representations, warranties, covenants and agreements contained in Section 3.28 and Section 4.13 will not terminate, and (b) any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (provided no transmission error is received). In each case, the intended recipient is set forth below.

if to Parent, Merger Sub or the Surviving Corporation to:

c/o Thoma Bravo, L.P.
One Market Plaza, Spear Tower, Suite 2400
San Francisco, CA 94105
Attn:	Hudson Smith
Matt LoSardo Cody Cowan

Email:	hsmith@thomabravo.com mlosardo@thomabravo.com ccowan@thomabravo.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, IL 60654
Attn:	Corey D. Fox, P.C.
Bradley C. Reed, P.C. Cole Parker, P.C. Jeremy A. Mandell
Email:	cfox@kirkland.com bradley.reed@kirkland.com cole.parker@kirkland.com jeremy.mandell@kirkland.com if to the Company (prior to the Effective Time) to:

Everbridge, Inc. 25 Corporate Drive, Suite 400 Burlington, MA 01803
Attn:	Dave Wagner
Email:	david.wagner@everbridge.com

with a copy (which will not constitute notice) to:

Cooley LLP 55 Hudson Yards New York, NY 10001
Attn:	Jamie Leigh Kevin Cooper Polina A. Demina
Email:	jleigh@cooley.com kcooper@cooley.com pdemina@cooley.com

(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board

(or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any source of Equity Financing or any Debt Financing Source pursuant to the terms of the Equity Financing or Debt Financing, respectively, for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Equity Financing or the Debt Financing. It is understood and agreed that, in each case, such assignment will not (i) affect the obligations of the parties to any debt commitment letter (or definitive agreements) related to the Debt Financing or to the Equity Commitment Letter; (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity-Based Awards pursuant to this Agreement or (iii) relieve Parent or Merger Sub of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that Thoma Bravo, L.P. and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms; except that the Confidentiality Agreement will automatically terminate as of the Effective Time. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger or pursuant to this Agreement (including any information obtained pursuant to Section 6.8) in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by the terms applicable to Representatives (as such term is defined in the Confidentiality Agreement), the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto. In addition, in the event of any termination of this Agreement pursuant to Article VIII, it is agreed that, notwithstanding anything to the contrary in the Confidentiality Agreement, any term of the confidentiality and non-use obligations under the Confidentiality Agreement will be deemed to be extended to two years following such termination.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Letter and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement (as modified pursuant to Section 9.6) will (a) not be superseded; (b) survive any termination of this Agreement; and

(c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10 and this Section 9.8; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Equity-Based Awards to receive the merger consideration set forth in Article II. The provisions of Section 9.3, Section 9.12(b), Section 9.13 and this Section 9.8 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that Section 9.3, Section 9.5, Section 9.12(b), Section 9.13 and this Section 9.8 will be enforceable by the Debt Financing Sources and their respective successors and assigns). The provisions of Section 8.3(e) will inure to the benefit of the respective Related Parties, each of whom is intended to be a third-party beneficiary thereof with full rights of enforcement.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, Section 9.16 and this Section 9.10 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.3(e), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (2) payment of any of the Reimbursement Obligations, on the other hand. Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any Legal Proceedings resulting from, relating to or arising out of the termination of this Agreement (including any claim or Legal Proceeding with respect to the payment of money damages) by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms of this

Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter) and to cause Parent to consummate the Merger); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

(iii) Tolling of the Termination Date. Notwithstanding anything to the contrary in this Agreement, if any Party initiates a Legal Proceeding to prevent breaches (or threatened breaches) of this Agreement, to enforce specifically the terms of this Agreement, or both, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of laws principles.

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Equity Commitment Letter, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Equity Commitment Letter or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Equity Commitment Letter or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Equity Commitment Letter or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing, any debt commitment letter (or definitive agreements) related to the Debt Financing, or the performance of services thereunder, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any debt commitment letter (or definitive agreements) related to the Debt Financing will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any representations and warranties of the Company set forth in this Agreement and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the Merger; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16 Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Equity Financing); (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the foregoing clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the foregoing clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clause (ii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(e), Section 9.10(b) and this Section 9.16): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against the parties to the Equity Commitment Letter for specific performance of the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter; or (iii) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

PROJECT EMERSON PARENT, LLC

By:	/s/ Hudson D. Smith Jr.
Name: Hudson D. Smith Jr.
Title: President

PROJECT EMERSON MERGER SUB, INC.

By:	/s/ Hudson D. Smith Jr.
Name: Hudson D. Smith Jr.
Title: President

EVERBRIDGE, INC.

By:	/s/ David Wagner
Name: David Wagner
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Certificate of Incorporation

[See Attached]

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[●]

ARTICLE ONE

The name of the corporation is [●] (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this ARTICLE ELEVEN to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this ARTICLE ELEVEN shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE ELEVEN in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

* * * * *

Exhibit 99.1

Everbridge Enters into Definitive Agreement to Be Acquired

by Thoma Bravo for $1.5 Billion

Everbridge Shareholders to Receive $28.60 Per Share in Cash

Represents 32% Premium to Everbridge 90-Day Volume-Weighted Average Share Price

Transaction Aims to Accelerate the Company’s Strong, Global Growth as a Trusted Provider and

Leader in Critical Event Management

BURLINGTON, MA & MIAMI, FL – February 5, 2024 – Everbridge, Inc. (Nasdaq: EVBG) (“Everbridge” or the “Company”), a global leader in critical event management (“CEM”) and national public warning solutions, today announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm, in an all-cash transaction valuing Everbridge at approximately $1.5 billion. The transaction is expected to help accelerate the Company’s continued growth at a time of rising global uncertainty and increased prioritization of public safety and operational continuity. Upon completion of the transaction, Everbridge will become a privately held company.

Under the terms of the agreement, Everbridge shareholders will receive $28.60 per share in cash. The per share purchase price represents a 32% premium to the Everbridge volume-weighted average share price over the last 90 days.

Everbridge was founded in the aftermath of 9/11 with the mission of helping to keep people safe and organizations running amid critical situations. Its suite of Software-as-a-Service (“SaaS”) products encompassing mass notification, IT incident management, travel risk management, physical security information management, population alerting, and risk intelligence, has positioned Everbridge as a trusted partner to meet the evolving needs of a diverse base of 6,500+ customers through a comprehensive and unified interface. Everbridge customers include multi-national enterprises across industries such as financial services, manufacturing, retail, transportation, energy & gas, and education, as well as national, state, and local government bodies and U.S. Federal agencies.

“Joining Thoma Bravo will mark a pivotal moment for Everbridge and our mission to empower organizations worldwide with the tools to successfully navigate critical events,” said David Wagner, President and CEO of Everbridge. “Over the last several years, we have expanded and evolved our business to support customers in an increasingly complex threat landscape. Thoma Bravo’s comprehensive experience in the risk, compliance, and safety sectors and commitment to fostering innovation will enable us to better help our customers keep people safe and their organizations running. This agreement is a testament to all we’ve achieved together as one Everbridge and represents the beginning of an exciting new chapter for our team, our partners, and our customers.”

“We are pleased to deliver immediate, compelling, and certain value to our shareholders through this transaction,” said David Henshall, Chairman and Lead Independent Director of the Everbridge Board of Directors. “Over the past several years, the Everbridge Board has consistently reviewed the Company’s stand-alone opportunity against other strategic opportunities, including dialogue with a range of potential partners. This agreement is the result of those efforts and reflects our commitment to maximizing value and certainty on behalf of our shareholders. ”

“We look forward to working with Everbridge to expand their ability to capitalize on opportunities in an expanding marketplace for risk, compliance, and safety solutions,” said Hudson Smith, Partner at Thoma Bravo. “The Everbridge product portfolio is already used by some of the world’s most-respected corporations and organizations to comprehensively monitor risk and manage critical events, and we see an extensive runway ahead for product innovation and profitable growth.”

“We’re thrilled to partner with the Everbridge team to keep building on the strong business they’ve created in critical event management,” said Matt LoSardo, Principal at Thoma Bravo. “Our shared vision, coupled with Thoma Bravo’s software and operational competencies, will support Everbridge to accelerate its growth initiatives and better serve its customers during this exciting next chapter for the company.”

Transaction Details

The transaction, which was approved by the Everbridge Board of Directors, is expected to close in the second calendar quarter of 2024, subject to customary closing conditions, including approval by Everbridge shareholders and the receipt of required regulatory approvals. The transaction is not subject to a financing condition.

The agreement includes a 25-day “go-shop” period expiring on February 29, 2024, which permits the Everbridge Board and its advisors to actively initiate and solicit alternative acquisition proposals from certain third parties, as described in the merger agreement. The Everbridge Board has the right to terminate the merger agreement to accept a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and Everbridge does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or otherwise required.

Upon completion of the transaction, Everbridge common stock will no longer be listed on any public stock exchange. The Company will continue to operate under the Everbridge name and brand.

Advisors

Qatalyst Partners is serving as financial advisor and Cooley LLP is serving as legal counsel to Everbridge. Kirkland & Ellis LLP is serving as legal counsel to Thoma Bravo.

About Everbridge

Everbridge (Nasdaq: EVBG) empowers enterprises and government organizations to anticipate, mitigate, respond to, and recover stronger from critical events. In today’s unpredictable world, resilient organizations minimize impact to people and operations, absorb stress, and return to productivity faster when deploying critical event management technology. Everbridge digitizes organizational resilience by combining intelligent automation with the industry’s most comprehensive risk data to Keep People Safe and Organizations Running™. For more information, visit https://www.everbridge.com/, read the company blog, and follow on LinkedIn. Everbridge… Empowering Resilience.

About Thoma Bravo

Thoma Bravo is one of the largest software investors in the world, with approximately US$134 billion in assets under management as of September 30, 2023. Through its private equity, growth equity and credit strategies, the firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging Thoma Bravo’s deep sector knowledge and strategic and operational expertise, the firm collaborates with its portfolio companies to implement operating best practices and drive growth initiatives. Over the past 20 years, the firm has acquired or invested in more than 455 companies representing over US$255 billion in enterprise value (including control and non-control investments). The firm has offices in Chicago, London, Miami, New York and San Francisco. For more information, visit Thoma Bravo’s website at www.thomabravo.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Everbridge, Inc. (“Everbridge”) intends to file a proxy statement on Schedule 14A (the “proxy statement”). After the proxy statement has been declared effective by the SEC, the proxy statement will be delivered to stockholders of Everbridge. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF EVERBRIDGE ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement (when available) and other documents filed by Everbridge with the SEC, without charge, through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by Everbridge will be available free of charge under the SEC Filings heading of the Investor Relations section of Everbridge’s website ir.everbridge.com.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction with Project Emerson Parent, LLC. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Everbridge management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Everbridge. These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Everbridge stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Everbridge; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Everbridge to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Everbridge Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by the Company from time to time with the Securities and Exchange Commission. These filings, when available, are available on the investor relations section of the Everbridge website at https://ir.everbridge.com/ or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Everbridge presently does not know of or that Everbridge currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. Everbridge assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

PARTICIPANTS IN THE SOLICITATION

Everbridge and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about its directors and executive officers is set forth in the Everbridge Annual Report on Form 10-K for the year ended December 31, 2022 and the proxy statement for the Everbridge 2023 Annual Meeting of Stockholders, which were filed with the SEC on February 24, 2023 and April 13, 2023, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1993, as amended.

# # #

Everbridge

Investors

Nandan Amladi

Investor Relations

nandan.amladi@everbridge.com

(617) 665-7197

Media

Jeff Young

Media Relations

jeff.young@everbridge.com

(781) 859-4116

Thoma Bravo

Megan Frank

mfrank@thomabravo.com

(212) 731-4778

Liz Micci / Abigail Farr / Akash Lodh

FGS Global

ThomaBravo-US@fgsglobal.com

(347) 675-2883 / (646) 957-2067 / (202) 758-4263